Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of March 11, 2016

BEAZER HOMES USA, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

and

Wilmington Trust, National Association,

as Agent

i

LIST OF SCHEDULES AND EXHIBITS

Schedule	Description
Schedule I	Commitments

Schedule II	Guarantors

Schedule 3.01	Local Counsel

Schedule 4.07	Claims

Schedule 4.10	Subsidiaries of Borrower

Schedule 4.14	Environmental Matters

Schedule 5.16	Post-Closing Matters

Exhibit	Description
Exhibit A	Form of Guaranty

Exhibit B	Form of Note

Exhibit C	Form of Closing Date Certificate

Exhibit D	Assignment Agreement

Exhibits E-1 to E-4	Form of Tax Compliance Certificates

This CREDIT AGREEMENT dated as of March 11, 2016, among BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”), the Lenders that are signatories hereto and Wilmington Trust, National Association, as administrative agent (in such capacity, the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS

WHEREAS, Lenders have agreed to extend a term loan credit facility to the Borrower in an aggregate amount equal to $140,000,000, the proceeds of which will be used in accordance with Section 2.09; and

WHEREAS, the Obligations of the Loan Parties shall be secured, on an equal and ratable basis with all other Second Priority Obligations, by a Lien granted to the Notes Collateral Agent, for the ratable benefit of the Secured Parties and each other holder of Second Priority Obligations, on substantially all of the assets (other than Excluded Property) of the Loan Parties;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

“2016 Notes” has the meaning set forth in the definition of the term “Senior Notes”.

“ABR Loan” means a Loan which bears interest at the Alternate Base Rate.

“Acquired Debt” means Debt of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Borrower (or such Person is merged with or into the Borrower or one of the Borrower’s Subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Debt Incurred in connection with, or in contemplation of (i) such Person being merged with or into or becoming a Subsidiary of the Borrower or one of its Subsidiaries (but excluding Debt of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Borrower or one of its Subsidiaries) or (ii) such acquisition of assets from any such Person.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement by which the Borrower or any of its Subsidiaries (i) acquires any going concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes or by percentage of voting power) of the Common Equity of another Person.

“Activities” is defined in Section 8.03(b).

“Adjusted Consolidated Tangible Net Worth” of the Borrower means Consolidated Tangible Net Worth plus the amount of any Mandatory Convertible Notes and any other instrument that is mandatorily convertible into Capital Stock.

“Adjusted Debt” of the Borrower means the Debt of the Borrower and its Restricted Subsidiaries minus the amount of any Mandatory Convertible Notes; provided that solely for purposes of calculating the ratio of Adjusted Debt to Adjusted Consolidated Tangible Net Worth pursuant to Section 6.02(a), Adjusted Debt shall be determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.08(a) or Section 5.08(b); provided, further, that (i) with respect to any Debt Incurred, and remaining outstanding, after the last day of the most recently ended fiscal quarter, such Debt will be assumed to have been incurred as of the last day of the most recently ended fiscal quarter; (ii) with respect to Debt repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) after the last day of the most recently ended fiscal quarter, such Debt will be assumed to have been repaid on the last day of the most recently ended fiscal quarter; (iii) with respect to the Incurrence of any Acquired Debt after the last day of the most recently ended fiscal quarter, such Debt and any proceeds therefrom will be assumed to have been Incurred and applied as of the last day of the most recently ended fiscal quarter, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Borrower or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the ratio of Adjusted Debt to Adjusted Consolidated Tangible Net Worth pursuant to Section 6.02(a) as if such transaction had occurred on the last day of the most recently ended fiscal quarter; and (iv) with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or pursuant to which any Person’s assets are acquired after the last day of the most recently ended fiscal quarter, such ratio of Adjusted Debt to Adjusted Consolidated Tangible Net Worth pursuant to Section 6.02(a) shall be calculated on a pro forma basis as if such transaction had occurred on the last day of the most recently ended fiscal quarter, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Lender” is defined in Section 2.15(a).

“Affiliate” means, with respect to any Person, any other Person (i) which directly or indirectly controls, or is controlled by, or is under common control with, such Person or a

Subsidiary of such Person; (ii) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting equity interests of such Person or any Subsidiary of such Person; or (iii) five percent (5%) or more of the voting equity interests of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Agent’s Fee Letter” means that certain fee letter dated March 11, 2016 between the Agent and the Borrower.

“Agent’s Group” is defined in Section 8.03(b).

“Agreement” means this Credit Agreement, as may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, the sum of (i) a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the one-month Adjusted LIBO Rate plus 1% plus (ii) the Applicable Margin. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” is defined in Section 4.16(b).

“Applicable Margin” means, as at any date of determination, (i) 5.50% in the case of any Eurodollar Loans and (ii) 4.50% in case of any ABR Loans.

“Approved Electronic Communications” means each Communication that the Borrower or any Guarantor is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by the Borrower or any Guarantor to the Agent and without limiting or otherwise affecting either the Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Agent in connection with any such posting, “Approved Electronic Communications” shall exclude (i) any notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a conversion of the Loan, (ii) any notice of prepayment pursuant to Section 2.07 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in ARTICLE III or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” is defined in Section 9.02(d).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means MCS Capital Markets LLC.

“Asset Sale” for any Person means the sale, transfer, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person’s assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the Closing Date or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Debt of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $5,000,000 or more as to each such transaction or series of related transactions; provided, however, that none of the following transactions that otherwise satisfy the above requirements shall constitute an Asset Sale:

(i) a transaction or series of related transactions that results in a Change of Control;

(ii) sales of homes or land, including sales of real estate assets in bulk, regardless of value, in the ordinary course of business (as determined in good faith by the Borrower); provided that, any sales to a land bank of real estate assets with a Fair Market Value in excess of $25 million in the aggregate for any fiscal quarter (when taken together with all other sales to land banks made during such fiscal quarter), shall not be deemed to be in the ordinary course of business for purposes of this clause (ii);

(iii) sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps, of real estate or other assets, in each case in the ordinary course of business (as determined in good faith by the Borrower), for development or disposition of the Borrower’s or any of its Subsidiaries’ projects; provided that, any sales to a land bank of real estate assets with a Fair Market Value in excess of $25 million in the aggregate for any fiscal quarter (when taken together with all other sales to land banks made during such fiscal quarter), shall not be deemed to be in the ordinary course of business for purposes of this clause (iii);

(iv) sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Borrower’s or its Subsidiaries’ projects in the ordinary course of business (as determined in good faith by the Borrower);

(v) transactions between the Borrower and any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries, or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Borrower;

(vi) any disposition of Cash Equivalents or obsolete or worn out equipment, in each case, in the ordinary course of business (as determined in good faith by the Borrower);

(vii) the sale or other disposition of assets, including real property, no longer used or useful in the conduct of business of the Borrower or any of its Restricted Subsidiaries;

(viii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.05 hereof; and

(ix) a transaction involving the sale of Capital Stock of, or the disposition of assets in, an Unrestricted Subsidiary.

“Asset Sale Offer Date” is defined in Section 2.07(d).

“Asset Sale Offer Price” is defined in Section 2.07(d).

“Assignment and Assumption” is defined in Section 10.02(b)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Indenture 2002” has the meaning set forth in the definition of the term “Senior Notes”.

“Base Indenture 2012” has the meaning set forth in the definition of the term “Senior Notes”.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Book Value” means, with respect to any asset of the Borrower or any of its Subsidiaries, the book value thereof as reflected in the most recent consolidated financial statements of the Borrower filed with the SEC (or if such asset has been acquired after the date of such financial statements, the then-current book value thereof as reasonably determined by the Borrower consistent with recent practices).

“Borrower” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Borrower Materials” is defined in Section 9.15(c).

“Business Day” means (i) with respect to any Loan, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities.

“Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP; provided that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that would not have been treated as a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease regardless of whether such lease was entered into before or after such adoption or issuance.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, Preferred Stock, membership interests, partnership interests and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Cash Equivalents” means:

(i) certificates of deposit, time deposits, bankers acceptances, and other obligations placed with commercial banks organized under the laws of the United States of America or any state thereof, or branches or agencies of foreign banks licensed under the laws of the United States of America or any state thereof, having a short-term rating of not less than A- by each of Moody’s and S&P at the time of acquisition, and having a maturities of not more than one year; provided that the aggregate principal Investment at any one time in any one such institution shall not exceed the Borrower’s specified investment limit for such institution under the Borrower’s investment policy as in effect from time to time;

(ii) direct obligation of the United States or any agency thereof with maturities of one year or less from the date of acquisition;

(iii) money market funds provided that such funds (a) have total net assets of at least $2 billion, (b) have investment objectives and policies that substantially conform with the Borrower’s investment policy as in effect from time to time, (c) purchase only first-tier or U.S. government obligations as defined by Rule 2a-7 of the Securities and Exchange Commission promulgated under the Investment Company Act of 1940, and (d) otherwise comply with such Rule 2a-7; provided that the aggregate principal Investment at any one time in any one such money market fund shall not exceed $100,000,000, if the Investment is to be for more than three Business Days;

(iv) commercial paper and other marketable debt obligations having a maturity not longer than one year and rated at least A2, P2 or the equivalent thereof if commercial paper and otherwise BBB+, Baa1 or the equivalent thereof, in each case, by either S&P or Moody’s, respectively; and

(v) investments in other short-term securities permitted as investments under the Borrower’s investment policy in effect from time to time and consented to by the Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following: (i) the sale, transfer, lease, conveyance or other disposition (in one transaction or a series of transactions) of all or substantially all of the Borrower’s assets as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act); provided that a transaction where the holders of all classes of Common Equity of the Borrower immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control; (ii) the liquidation or dissolution of the Borrower; provided that a liquidation or dissolution of the Borrower which is part of a transaction or series of related transactions that does not constitute a Change of Control under the “provided” clause of clause (i) above will not constitute a Change of Control under this clause (ii); (iii) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, any Person, including a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Borrower or of any Person that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Borrower; (iv) a majority of the Board of Directors of the Borrower not being comprised of Continuing Directors; or (v) a change of control shall occur as defined in the instrument governing any publicly traded debt securities of the Borrower which requires the Borrower to repay or repurchase such debt securities.

“Closing Date” is defined in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document; provided that in no event shall “Collateral” include any Excluded Property.

“Collateral Agreement” means the Collateral Agreement, dated as of July 18, 2012, by and among the Borrower, the Guarantors and the Notes Collateral Agent, as amended by that certain Assumption Agreement, dated as of April 2, 2014, made by Beazer-Inspirada LLC in favor of the Notes Collateral Agent, that certain Certificate of Beazer Homes USA, Inc, dated as of the Closing Date, executed and delivered by the Borrower pursuant to Section 7.19 of the Collateral Agreement and acknowledged by the Agent and the Notes Collateral Agent and that certain Other Pari Passu Lien Representative Consent, dated as of the Closing Date, executed and delivered by the Agent pursuant to the Collateral Agreement and acknowledged and agreed to by the Notes Collateral Agent and the Borrower.

“Commitment” means, for each of the Lenders, the obligation of such Lender to make Loans in the aggregate not exceeding the amount set forth in Schedule I hereto as its “Commitment”.

“Common Equity” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, Preferred Stock and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity) to the extent that the foregoing is entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or other persons that will control the management and policies of such Person.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Communications” means each notice, demand, communication, information, document and other material provided for under this Agreement or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, the Borrower or any Guarantor or their respective Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consolidated Cash Flow Available for Fixed Charges” of the Borrower and its Restricted Subsidiaries means for any period, the sum of the amounts for such period of:

(i) Consolidated Net Income, plus

(ii) Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on the sale, transfer, lease, conveyance or other disposition of assets), plus

(iii) Interest Expense, plus

(iv) all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), plus

(v) all other non-cash items reducing Consolidated Net Income during such period,

minus all other non-cash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” of the Borrower means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Borrower and its Restricted Subsidiaries for the prior four full fiscal quarter period for which financial results have been reported immediately preceding the determination date, to (ii) the aggregate Interest Incurred of the Borrower for the prior four full fiscal quarter period for which financial results have been reported immediately preceding the determination date; provided that:

(i) with respect to any Debt Incurred during, and remaining outstanding at the end of, such four full fiscal quarter period, such Debt will be assumed to have been incurred as of the first day of such four full fiscal quarter period;

(ii) with respect to Debt repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarter period, such Debt will be assumed to have been repaid on the first day of such four full fiscal quarter period;

(iii) with respect to the Incurrence of any Acquired Debt, such Debt and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarter period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Borrower or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarter period; and

(iv) with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or pursuant to which any Person’s assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction (and the change in Consolidated Cash Flow Available for Fixed Charges resulting therefrom) had occurred on the first day of such four full fiscal quarter period.

“Consolidated Income Tax Expense” of the Borrower for any period means the income tax expense of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of the Borrower for any period means the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

(i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Borrower or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period;

(ii) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Borrower or any of its Restricted Subsidiaries;

(iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period;

(iv) in the case of a successor to the Borrower by consolidation, merger or transfer of its assets (other than as a result of a holding company reorganization), any earnings of the successor prior to such merger, consolidation or transfer of assets; and

(v) the gains (but not losses) realized during such period by the Borrower or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Borrower or extinguishment of Debt of the Borrower or any of its Restricted Subsidiaries, (b) Asset Sales by the Borrower or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Borrower or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, in calculating Consolidated Net Income, the Borrower will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Borrower or any of its Restricted Subsidiaries during such period; provided, further, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Borrower or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

“Consolidated Tangible Assets” of the Borrower means, as of any date, the total amount of assets of the Borrower and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), as determined in accordance with GAAP after giving effect to any transaction occurring after the last day of the most recently ended fiscal quarter pursuant to which any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or pursuant to which any Person’s assets are acquired, on a pro forma basis as if such transaction had occurred as of the last day of the most recently ended fiscal quarter, less (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity Investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as would be reflected on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), prepared in accordance with GAAP.

“Consolidated Tangible Net Worth” of the Borrower means, at any date, the consolidated stockholders’ equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders’ equity, less Intangible Assets, all determined as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.08(a) or Section 5.08(b); provided that solely for purposes of calculating the ratio of Adjusted Debt to Adjusted Consolidated Tangible Net Worth pursuant to Section 6.02(a), Consolidated Tangible Net Worth shall be calculated after giving effect to (i) the issuance of any Capital Stock occurring after the last day of the most recently ended fiscal quarter, on a pro forma basis assuming such Capital Stock had been issued and remains outstanding as of the last day of the most recently ended fiscal quarter; (ii) any redemption or repurchase of any Capital Stock occurring after the last day of the most recently ended fiscal quarter, on a pro forma basis assuming such Capital Stock had been redeemed or repurchased as of the last day of the most recently ended fiscal quarter; and (iii) any other transaction occurring after the last day of the most recently ended fiscal quarter pursuant to which any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or one of the Borrower’s Subsidiaries or pursuant to which any Person’s assets are acquired, on a pro forma basis as if such transaction had occurred as of the last day of the most recently ended fiscal quarter, but only if such transaction would require pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Continuing Director” means at any date a member of the Board of Directors of the Borrower who: (i) was a member of the Board of Directors of the Borrower on the Closing Date; or (ii) was nominated for election or elected to the Board of Directors of the Borrower with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Credit Facilities” means, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities or other financing arrangements (including, without limitation, commercial paper or letter of credit facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Debt (including the Revolving Credit Facility), including any notes, mortgages, deeds of trust, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, credit facilities, letter of credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowing is permitted under Section 6.02) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Debt” means, without duplication, with respect to any Person (i) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness (other than trade accounts payable and accruals incurred in the ordinary course of business); (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property (including, without limitation, seller financing of any Inventory) or services, provided, however, that Debt shall not include (a) obligations with respect to (x) options to purchase Real Property that have not been exercised, or (y) profit participation arrangements in favor of prior owners of Real Property relating to subsequent sales of such Real Property or (b) trade payables arising in the ordinary course of business; (iv) obligations as lessee under Capital Leases to the extent that the same would, in accordance with GAAP, appear as liabilities in the Borrower’s consolidated balance sheet; (v) current liabilities in respect of unfunded vested benefits under Plans and incurred withdrawal liability under any Multiemployer Plan; (vi) all fixed obligations of such Person in respect of letters of credit or other similar instruments or reimbursement obligations with respect thereto (including contingent liabilities with respect to letters of credit not yet drawn upon, but excluding standby letters of credit, and surety, performance, completion and payment bonds, and similar instruments issued for the benefit of such Person, and other liabilities and obligations of such Person in respect of earnest money notes or similar purpose undertakings or indemnifications issued in the ordinary course of business (as determined in good faith by the Borrower)); (vii) obligations under acceptance facilities; (viii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or entity, or otherwise to assure a creditor against loss, provided, however, that “Debt” shall not include guaranties of performance obligations or guaranties of obligations of others not otherwise constituting Debt as provided herein; (ix) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed; (x) net liabilities under interest rate swap, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement); and (xi) all Disqualified Stock issued by such Person (the amount of Debt represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference for such Disqualified Stock plus accrued and unpaid dividends).

“Default” means any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Designated Excluded Assets” means assets (including Capital Stock) with a Fair Market Value (measured at the time of receipt) not in excess of $25,000,000 received as non-cash consideration in an Asset Sale or invested pursuant to Section 6.04(c), in each case which have been designated by the Borrower to the Agent as Designated Excluded Assets, which will constitute Excluded Property and will not be required to be pledged as Collateral.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the later of the Termination Date and the final maturity date of the Second Lien Notes; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the later of the Termination Date and the final maturity date of the Second Lien Notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than Section 2.07(c) of this Agreement or Section 4.08 of the Base Indenture 2012 and such Capital Stock specifically provides that the Borrower will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Borrower’s repayment of the Loans and other Obligations or repurchase of Second Lien Notes pursuant to Section 4.08 of the Base Indenture 2012.

“Disqualified Stock Dividend” of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (i) the Adjusted LIBO Rate applicable to such Interest Period plus (ii) the Applicable Margin.

“Event of Default” means any of the events specified in Section 7.01; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Proceeds” is defined in Section 2.07(d).

“Excess Proceeds Offer” is defined in Section 2.07(d).

“Executive Order” is defined in Section 4.16(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Notes” means any notes issued in exchange for the Second Lien Notes pursuant to the Registration Rights Agreement, dated as of July 18, 2012, among the Borrower, certain subsidiaries of the Borrower, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., UBS Securities LLC and Citigroup Global Markets Inc., or a similar agreement.

“Excluded Property” means:

(i) Capital Stock in any Subsidiary or Affiliate;

(ii) up to $25,000,000 of Designated Excluded Assets;

(iii) real or personal property where the cost of obtaining a security interest or perfection thereof exceeds its benefits, as determined by the Borrower in good faith in an officers’ certificate delivered to the Agent;

(iv) real property subject to a Lien (a) permitted by clause (xxviii) of the definition of Permitted Liens or (b) securing Debt incurred for the purpose of financing the acquisition thereof;

(v) real property located outside the United States;

(vi) unentitled land;

(vii) real property that is leased or held for the purpose of leasing to unaffiliated third parties;

(viii) any real property in a community under development with a dollar amount of investment as of the most recent month-end (as determined in accordance with GAAP) of less than $2,000,000 or with less than 10 lots remaining;

(ix) assets, with respect to which any applicable law or contract prohibits the creation or perfection of security interests therein (other than any contract entered into for the purpose of causing any assets to constitute Excluded Property under this clause (ix)); and

(x) cash, Cash Equivalents, deposit accounts and securities accounts (except to the extent any of the foregoing constitutes proceeds of Collateral).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or Agent or required to be withheld or deducted from a payment to any such Person: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (a) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (b) imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Taxes (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received a perfected security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15), or (y) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 9.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Person’s failure to comply with Section 8.08, and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” means all of the Debt of the Borrower and its Restricted Subsidiaries that is outstanding on the Closing Date.

“Facility” means the term loan credit facility described in Section 2.01.

“Fair Market Value” means with respect to any asset or property the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Borrower) or an officer’s certificate of the principal financial officer of the Borrower delivered to the Agent and the Notes Collateral Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for each day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. New York City time on such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion; provided, however, that if the “Federal Funds Effective Rate” shall be less than zero at any time, such rate shall be deemed for all purposes hereunder to be zero.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Priority Collateral” means all of the Collateral subject to Liens securing any or all of the First Priority Obligations.

“First Priority Collateral Agent” means any Person acting as collateral agent or in any similar representative capacity for the benefit of any of the holders of First Priority Obligations.

“First Priority Documents” means all operative agreements evidencing or governing the First Priority Obligations and the Liens securing such First Priority Obligations.

“First Priority Liens” means the Liens on any or all of the First Priority Collateral that secure any or all of the First Priority Obligations.

“First Priority Obligations” has the meaning set forth in clause (xii)(b) of the definition of Permitted Liens.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time (subject to the provisions of Section 1.02).

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” means (i) the Restricted Subsidiaries of Borrower identified on Schedule II hereto and (ii) any Person that, pursuant to a Supplemental Guaranty, guarantees the Obligations.

“Guaranty” means (i) Guaranty dated as of the date hereof among each Guarantor identified on Schedule II and the Agent, substantially in the form attached as Exhibit A or (ii) a Supplemental Guaranty.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

“Housing Unit” means a dwelling, including the land on which such dwelling is located (including condominiums but excluding mobile homes), which dwelling is either under construction or completed and is (or, upon completion of construction thereof, will be) available for sale.

“Incur” means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of or otherwise become liable with respect to any Debt; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt. “Incurred” and “Incurrence” shall have correlative meanings.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” is defined in Section 9.06(a).

“Information” is defined in Section 9.15(a).

“Intangible Assets” means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP.

“Intellectual Property” is defined in Section 4.22.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of September 11, 2009, among the Borrower, the subsidiaries of the Borrower party thereto, Citibank, N.A., as initial first priority agent, and Wilmington Trust, FSB, as initial second priority agent, as such agreement has been, and may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Interest Deficit” is defined in Section 2.05(b).

“Interest Expense” of the Borrower and its Restricted Subsidiaries for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Persons (including, without limitation, imputed interest included on Capital Leases, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense other than interest and other charges amortized to cost of sales) and includes, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Borrower on any Disqualified Stock whether or not paid during such period. Notwithstanding that GAAP may otherwise provide, the Borrower shall not be required to include in Interest Expense the amount of any premium to prepay Debt.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capital Leases, all commissions, discounts and other fees and charged owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Borrower and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption “interest expense” or any like caption, and all interest actually paid by the Borrower or a Restricted Subsidiary under any guarantee of Debt (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Borrower on any Disqualified Stock whether or not declared during such period.

“Interest Period” means, with respect to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Loan initially shall be the date on which such Eurodollar Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Loan.

“Internal Reorganization” means any reorganization between or among the Borrower and any Subsidiary or Subsidiaries or between or among any Subsidiary and one or more other Subsidiaries or any combination thereof by way of liquidations, mergers, consolidations, conveyances, assignments, sales, transfers and other dispositions of all or substantially all of the assets of a Subsidiary (whether in one transaction or in a series of transactions); provided that

(i) the Borrower shall preserve and maintain its status as a validly existing corporation and (ii) all assets, liabilities, obligations and guarantees of any Subsidiary party to such reorganization will continue to be held by such Subsidiary or be assumed by the Borrower or a Wholly-Owned Subsidiary of the Borrower.

“Inventory” means all Housing Units, lots, land, goods, merchandise and other personal property wherever located to be used for or incorporated into any Housing Unit.

“Inventory Shortfall” is defined in Section 6.06.

“Investment” of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Debt or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Debt, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP. For all purposes of this Agreement, the amount of any such Investment shall be the fair market value thereof (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value). The making of any payment in accordance with the terms of a guarantee or other contingent obligation permitted under this Agreement shall not be considered an Investment.

“Junior Lien Obligations” has the meaning set forth in clause (xii)(c) of the definition of Permitted Liens.

“Legal Requirements” means, as to any Person, the organizational documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” means each of the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the Lending Office of such Lender (or of an affiliate of such Lender) heretofore designated in writing by such Lender to the Agent or such other office or branch of such Lender (or of an affiliate of such Lender) as that Lender may from time to time specify to the Borrower and the Agent as the office or branch at which its Loans (or Loans of a type designated in such notice) are to be made and maintained.

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined, as set forth by Reuters on Reuters Reference Screen LIBOR01 Page (or on any successor substitute screen of such service) or any other interest rate reporting service of recognized international standing selected by the Agent that has been nominated by the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate) as an authorized information vendor for the purpose of displaying such rates, at approximately 11:00 a.m.

(London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the settlement rates (as set forth by Reuters or such other interest rate reporting service selected by the Agent) for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by major financial institutions reasonably satisfactory to the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, however, that if the “LIBO Rate” shall be less than zero at any time, such rate shall be deemed for all purposes hereunder to be zero.

“Lien” means, with respect to any asset, any mortgage, deed of trust, deed to secure debt, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” means any loan made by any Lender hereunder and any conversion or continuation thereof.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Security Documents, the Intercreditor Agreement, and any and all documents delivered hereunder or pursuant hereto.

“Loan Party” means the Borrower and each Guarantor.

“Mandatory Convertible Notes” means any Debt of a Person, the principal amount of which is payable at maturity solely in Capital Stock of such Person (provided that a requirement to pay accrued, but unpaid, interest on such Debt in cash at maturity or a requirement to pay cash fees, expenses or premiums as a result of the acceleration of payment, early redemption or otherwise with respect to such Debt shall not disqualify such Debt as Mandatory Convertible Notes).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Marketable Securities” means (i) equity securities that are listed on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market and (ii) debt securities that are rated by a nationally recognized rating agency, listed on the New York Stock Exchange or the American Stock Exchange or covered by at least two reputable market makers.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) a material impairment of the ability of (a) the Borrower or (b) the other Loan Parties, taken as a whole, in each case, to perform their respective Obligations under the Loan Documents, or (iii) a material impairment of the rights and remedies of or benefits available to, or increase the duties of, the Agent or the Lenders under any of the Loan Documents.

“Material Subsidiary” means any Subsidiary of the Borrower which accounted for 5% or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Borrower on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means a deed of trust, mortgage, deed to secure debt or similar agreement (including any assignments of or modifications thereto) in form reasonably acceptable to the Notes Collateral Agent from the Borrower or a Subsidiary Guarantor to the Notes Collateral Agent with respect to real property.

“Multiemployer Plan” means a plan described in Section 4001(a)(3) of ERISA in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity (i) is an “employer” as defined in Section 3(5) of ERISA or (ii) has made contributions, or been obligated to make contributions, during the preceding six plan years.

“Net Proceeds” means:

(i) cash (in Dollars or freely convertible into Dollars) received by the Borrower or any Restricted Subsidiary from an Asset Sale net of:

(a) all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale;

(b) provisions for all income and other taxes measured by or resulting from such Asset Sale of the Borrower or any of its Restricted Subsidiaries;

(c) payments made to retire Debt that was incurred in accordance with this Agreement and that either (1) is secured by a Lien incurred in accordance with this Agreement on the property or assets sold (other than Debt secured by Liens on the Collateral) or (2) is required in connection with such Asset Sale to the extent actually repaid in cash;

(d) amounts required to be paid to any Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(e) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale, all as reflected in an officer’s certificate delivered to the Notes Collateral Agent and the Agent; and

(ii) all non-cash consideration received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

“Non-Excluded Communications” is defined in Section 9.15(b).

“Non-Recourse Debt” with respect to any Person means Debt of such Person for which (i) the sole legal recourse for collection of principal and interest on such Debt is against the specific property identified in the instruments evidencing or securing such Debt and such property was acquired (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) with the proceeds of such Debt or such Debt was Incurred within 90 days after the acquisition (directly or indirectly, including through the purchase of Capital Stock of the Person owning such property) of such property and (ii) no other assets of such Person may secure such Debt or may be realized upon in collection of principal or interest on such Debt. Debt which is otherwise Non-Recourse Debt will not lose its character as Non-Recourse Debt because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties, covenants and indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, deposits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets, waste and mechanics’ liens, breach of separateness covenants, and other customary exceptions or (c) in the case of the borrower thereof only, other obligations in respect of such Debt that are payable solely as a result of a voluntary or collusive non-voluntary bankruptcy filing (or similar filing or action) by such borrower.

“Note” means a promissory note in substantially the form of Exhibit B hereto, executed and delivered by the Borrower payable to a Lender in the amount of its Commitment, including any amendment, modification, restatement, renewal or replacement of such promissory note.

“Notes Collateral Agent” means Wilmington Trust, National Association, until a successor replaces such party in accordance with the applicable provisions of the Collateral Agreement and thereafter means the successor notes collateral agent serving under the Collateral Agreement.

“Obligations” means (i) the due and punctual payment of principal of and interest on the Loans and the Notes and (ii) the due and punctual payment of fees, expenses, reimbursements, indemnifications and other present and future monetary obligations of the Borrower and each Guarantor to the Lenders or to any Lender, the Agent, the Notes Collateral Agent or any indemnified party, in each case arising under the Loan Documents.

“OFAC” is defined in Section 4.16(a).

“Other Pari Passu Lien Obligations” has the meaning set forth in clause (xii)(c) of the definition of Permitted Liens.

“Participant” is defined in Section 10.03.

“Participant Register” is defined in Section 10.03.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” of any Person means any Investments of such Person that are not Restricted Investments.

“Permitted Liens” means:

(i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP;

(ii) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business (as determined in good faith by the Borrower) and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP;

(iii) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business (as determined in good faith by the Borrower) in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in clause (vi) of the definition of “Debt”), in each case incurred in the ordinary course of business (as determined in good faith by the Borrower) of the Borrower and the Restricted Subsidiaries;

(v) attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings;

(vi) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(vii) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Borrower and its Restricted Subsidiaries or the value of such real property for the purpose of such business;

(viii) leases or subleases granted to others not materially interfering with the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(ix) purchase money mortgages (including, without limitation, obligations under Capital Leases and purchase money security interests);

(x) Liens securing Refinancing Debt; provided that such Liens only extend to assets which are similar to the type of assets securing the Debt being refinanced and such refinanced Debt was previously secured by such similar assets;

(xi) Lien created pursuant to the Security Documents;

(xii) Liens securing:

(a) the Obligations;

(b) up to an aggregate amount of Debt or other obligations of the Borrower and the Restricted Subsidiaries equal to the greatest of (i) $200,000,000 and (ii) 15% of Consolidated Tangible Assets, in each case otherwise permitted to be incurred under this Agreement (and all obligations, including letters of credit and similar instruments, incurred, issued or arising thereunder) and Liens securing Refinancing Debt in respect thereof, which Liens incurred under this clause (b) may be on a first-lien priority basis compared to the Loans on terms substantially as set forth in the Intercreditor Agreement (collectively, “First Priority Obligations”); provided that the proceeds of any such Debt constituting First Priority Obligations shall not be used to repay or repurchase (and such Debt shall not be issued in exchange for) any other Debt of the Borrower or any of its Restricted Subsidiaries that is unsecured or secured by Liens on all or any portion of the Collateral that are pari passu with or junior to the Liens securing the Loans; and

(c) up to an aggregate amount of Debt or other obligations of the Borrower and the Restricted Subsidiaries equal to the greater of (i) $700,000,000 and (ii) 40% of Consolidated Tangible Assets, in each case, less the amount of Debt secured under clauses (a) and (b) above and clause (xxviii) below, otherwise permitted to be incurred under this Agreement (and all obligations, including letters of credit and similar instruments, incurred, issued or arising thereunder) and Liens securing Refinancing Debt in respect thereof, which Liens incurred under this clause (c) shall, to the extent on Collateral, either (x) be on a pari passu lien priority basis compared to the Loans on terms substantially as set forth in the Intercreditor Agreement (collectively, “Other Pari Passu Lien Obligations”) or (y) be on a junior lien priority basis compared to the Loans on a basis substantially the same as the basis on which the Liens securing the Loans are treated under the Intercreditor Agreement with respect to the First Priority Liens, pursuant to an intercreditor agreement, in form and substance substantially similar to the Intercreditor Agreement or as otherwise reasonably satisfactory to the First Priority Collateral Agents and the Notes Collateral Agent (collectively, “Junior Lien Obligations”);

provided that in the case of (b) and (c) (other than in the case of Junior Lien Obligations), the holders of such secured Obligations (or a representative thereof) become party to the Intercreditor Agreement;

(xiii) any interest in or title of a lessor or sublessor to property subject to any (x) Capital Lease incurred in compliance with the provisions of this Agreement or (y) any lease or sublease;

(xiv) Liens existing on the Closing Date, including, without limitation, Liens securing Existing Debt;

(xv) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under this Agreement;

(xvi) Liens securing Non-Recourse Debt of the Borrower or a Restricted Subsidiary thereof;

(xvii) Liens on property or assets of any Restricted Subsidiary securing Debt of such Restricted Subsidiary owing to the Borrower or one or more Restricted Subsidiaries;

(xviii) Liens securing Debt (including Non-Recourse Debt) of an Unrestricted Subsidiary;

(xix) any right of a lender or lenders to which the Borrower or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Debt any and all balances, credits, deposits, accounts or monies of the Borrower or a Restricted Subsidiary with or held by such lender or lenders;

(xx) any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business (as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary;

(xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxii) Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business (as determined in good faith by the Borrower) securing Debt under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Borrower or any of its Subsidiaries from fluctuations in the price of commodities;

(xxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business (as determined in good faith by the Borrower);

(xxiv) Liens on property acquired by the Borrower or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (a) were in existence prior to the contemplation of such acquisition, merger or consolidation and (b) do not extend to any asset other than those of the Person merged with or into or consolidated with the Borrower or the Restricted Subsidiary or the property acquired by the Borrower or the Restricted Subsidiary;

(xxv) Liens replacing any of the Liens described in clauses (xiv) and (xxiv) above; provided that (a) the principal amount of the Debt secured by such Liens shall not be increased (except to the extent of reasonable premiums or other payments required to be paid in connection with the repayment of the previously secured Debt or Incurrence of related Refinancing Debt and expenses Incurred in connection therewith) and (b) the new Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property;

(xxvi) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business (as determined in good faith by the Borrower);

(xxvii) Liens securing Debt incurred pursuant to Section 6.02(b)(ix) hereof; and

(xxviii) Liens securing Debt incurred pursuant to Section 6.02(b)(x) hereof; provided that such Liens extend only to the land or lots to which such Debt relates.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA or during the preceding six plan years, has made, or been obligated to make, contributions; provided, however, that the term “Plan” shall not include any Multiemployer Plan.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Pro Rata Share” means, at any time for any Lender, the ratio that such Lender’s Commitment bears to the Commitment of each Lender.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code that could subject the Borrower or any Subsidiary to any liability.

“Public Lender” is defined in Section 9.15(c).

“Real Estate Business” means homebuilding, housing construction, real estate development or construction and the sale (in bulk or otherwise) or lease of homes, lots and parcels of land and related real estate activities, including the provision of mortgage financing or title insurance.

“Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by a Loan Party, together with the right, title and interest of such

Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the land and all royalties and rights appertaining to the use and enjoyment of the land necessary for the residential development of such land, together with all of the buildings and other improvements now or hereafter erected on the land, and any fixtures appurtenant thereto.

“Refinancing Debt” means Debt that refunds, refinances or extends (by way of replacement) any applicable Debt of the Borrower or its Restricted Subsidiaries existing on the Closing Date or other Debt (other than Non-Recourse Debt) permitted to be incurred by the Borrower or its Restricted Subsidiaries by the terms of this Agreement (“Refinanced Debt”) but only to the extent that (i) the Refinancing Debt is subordinated in right of payment to or pari passu in right of payment with the Obligations to the same extent as such Refinanced Debt, if at all, (ii) such Refinancing Debt is in an aggregate amount that is equal to or less than the sum of (a) the aggregate amount then outstanding under the Refinanced Debt, plus (b) accrued and unpaid interest on such Refinanced Debt, plus (c) reasonable fees and expenses incurred in obtaining such Refinancing Debt (including any applicable prepayment premiums and defeasance costs), it being understood that this clause (ii) shall not preclude the Refinancing Debt from being a part of a Debt financing that includes other or additional Debt otherwise permitted herein, (iii) such Refinancing Debt is Incurred by the same Person that initially Incurred such Refinanced Debt or by another Person of which the Person that initially Incurred such Refinanced Debt is a Subsidiary, (iv) such Refinancing Debt is Incurred within 180 days prior to or 180 days after such Refinanced Debt is so refunded, refinanced or extended; and (v) the Refinancing Debt is scheduled to mature either (x) no earlier than the Refinanced Debt or (y) after the latest Termination Date.

“Register” is defined in Section 9.17.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Replacement Lender” is defined in Section 2.15(a).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA with respect to a Plan (excluding any such event with respect to which the PBGC has waived the 30-day notice requirement).

“Required Lenders” means Lenders whose Pro Rata Shares are equal to or greater than 50%.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” means an Investment in joint ventures or Unrestricted Subsidiaries having an aggregate fair market value (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this definition that are at the time outstanding, net of any amounts paid to the Borrower or any Restricted Subsidiary as a return of, or on, such Investments, in excess of 5% of Consolidated Tangible Assets.

“Restricted Payment” means any of the following: (i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of the Capital Stock of the Borrower or any Restricted Subsidiary (other than (a) dividends, payments or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Borrower or a Restricted Subsidiary and (b) in the case of a Restricted Subsidiary, dividends, payments or distributions payable to the Borrower or to another Restricted Subsidiary and pro rata dividends, payments or distributions payable to minority stockholders of such Restricted Subsidiary); (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Borrower or any Restricted Subsidiary (other than Capital Stock held by the Borrower or a Restricted Subsidiary); (iii) any Restricted Investment; and (iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any subordinated indebtedness (other than (a) Debt permitted under Section 6.02(b)(vii) hereof or (b) the payment, redemption, repurchase, defeasance or other acquisition or retirement of such Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance or other acquisition or retirement); provided, however, that Restricted Payments will not include any purchase, redemption, retirement or other acquisition for value of Debt or Capital Stock of the Borrower or a Restricted Subsidiary if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of the Borrower or a Restricted Subsidiary.

“Restricted Subsidiary” means each of the Subsidiaries of the Borrower which is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of September 24, 2012, as amended, among the Borrower, the lenders and letter of credit issuers party thereto, and Credit Suisse AG, Cayman Islands Brach, as agent, as such facility may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Rating Services.

“Second Priority Liens” means the Liens on any or all of the First Priority Collateral that secure any or all of the Obligations with respect to the Second Priority Obligations.

“Second Lien Notes” means the 6.625% Senior Secured Notes of the Borrower issued pursuant to the Base Indenture 2012 in the original principal amount of $300,000,000.

“Second Priority Obligations” means all Debt and other Obligations under this Agreement and the other Loan Documents, the Second Lien Notes and any Other Pari Passu Lien Obligations.

“Secured Parties” means the collective reference to the Agent, the Notes Collateral Agent and the Lenders.

“Security Documents” means the collective reference to the Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Notes Collateral Agent granting a Lien on any property of any Person to secure the Obligations of the Loan Parties under any Loan Document.

“Senior Notes” means (i) the 8.125% Senior Notes due 2016 (the “2016 Notes”) of the Borrower issued in the original principal amount of $275,000,000 pursuant to the Indenture dated April 17, 2002 (the “Base Indenture 2002”) and the Eighth Supplemental Indenture dated June 6, 2006, (ii) the 9 1/8% Senior Notes due 2019 of the Borrower issued in the original principal amount of $250,000,000 pursuant to the Base Indenture 2002 and the Fourteenth Supplemental Indenture dated November 12, 2010, (iii) the 6.625% Senior Secured Notes of the Borrower issued in the original principal amount of $300,000,000 pursuant to the Indenture dated July 18, 2012 (the “Base Indenture 2012”), (iv) the 5.750% Senior Notes of the Borrower issued in the original principal amount of $325,000,000 pursuant to the Indenture dated April 8, 2014, (v) the 7.500% Senior Notes of the Borrower issued in the original principal amount of $200,000,000 pursuant to the Indenture dated September 30, 2013 and (vi) the 7.250% Senior Notes of the Borrower issued in the original principal amount of $200,000,000 pursuant to the Indenture dated February 1, 2013.

“Significant Guarantor” means, at any date of determination thereof, any Guarantor that (together with its Subsidiaries) accounts for ten percent (10%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and ten percent (10%) or more of the consolidated net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole. Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

“Significant Subsidiary” means, at any date of determination thereof, any Subsidiary that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and five percent (5%) or more of the consolidated net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole. Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

“Stated Termination Date” means March 11, 2018.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which any Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board), but, so long as no Lender is required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero. Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to the Borrower or a Guarantor, in the case of a corporation, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be, or in the case of an entity which is not a corporation, the activities of which are controlled directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be.

“Successor” is defined in Section 6.03.

“Supplemental Guaranty” means a Supplemental Guaranty in the form provided for in, and attached to, the form of Guaranty attached hereto as Exhibit A.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (i) the Stated Termination Date and (ii) solely to that extent that any Second Lien Notes remain outstanding on such date, January 14, 2018.

“Transactions” means, collectively, (i) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Loan hereunder on the Closing Date and (ii) the payment of related fees, expenses and indemnity payments.

“UHIC” means United Homes Insurance Corporation, a Vermont corporation and Wholly-Owned Subsidiary of the Borrower.

“Unrestricted Subsidiary” means UHIC, Security Title Insurance Company, Inc., a Vermont corporation, and, to the extent considered a Subsidiary of the Borrower, Beazer Homes Capital Trust I, and each of the Subsidiaries of the Borrower (including any newly formed or acquired Subsidiary) so designated by a resolution adopted by the board of directors of the Borrower as provided below and provided that:

(a) neither the Borrower nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any direct or indirect credit support for any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (2) is directly or indirectly liable for any Debt of such Subsidiary;

(b) the creditors with respect to Debt for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Borrower or any other Subsidiary of the Borrower (other than Unrestricted Subsidiaries or the Capital Stock of Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Debt of such Subsidiary; and

(c) no default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Borrower and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

The board of directors of the Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i) any such designation will be deemed to be an Incurrence by the Borrower and its Restricted Subsidiaries of the Debt (if any) of such designated Subsidiary for purposes of Section 6.02 hereof as of the date of such designation;

(ii) immediately after giving effect to such designation and the Incurrence of any such additional Debt, the Borrower and its Restricted Subsidiaries could incur $1.00 of additional Debt under the Consolidated Fixed Charge Coverage Ratio or the ratio of Adjusted Debt of the Borrower and its Restricted Subsidiaries to Adjusted Consolidated Tangible Net Worth contained in Section 6.02 hereof; and

(iii) the Liens on the property and assets of such Unrestricted Subsidiary could then be incurred in accordance with Section 6.01 hereof as of the date of such designation.

Subject to the foregoing, the board of directors of the Borrower also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (a) the Restricted Subsidiary to be so designated has total consolidated assets of $1,000 or less at the time of designation or (b) with respect to any other Restricted Subsidiary, at the time of such designation:

(i) all previous Investments by the Borrower and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Investments at the time of such designation and such Investments must be permitted at such time under Section 6.05 hereof;

(ii) immediately after giving effect to such designation and such Investment, either (x) the Borrower and its Restricted Subsidiaries could incur $1.00 of additional Debt under the Consolidated Fixed Charge Coverage Ratio or the ratio of Adjusted Debt of the Borrower and the Restricted Subsidiaries to Adjusted Consolidated Tangible Net Worth contained in Section 6.02 hereof or (y) either the Consolidated Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries or the ratio of Adjusted Debt of the Borrower and its Restricted Subsidiaries to Adjusted Consolidated Tangible Net Worth would be greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(iii) no Default or Event of Default shall have occurred or be continuing.

Any such designation by the board of directors of the Borrower will be evidenced to the Agent by the delivery to the Agent of a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 8.08(d)(iii).

“Wholly-Owned Subsidiary” of any Person means (i) a Subsidiary, of which one hundred percent (100%) of the outstanding Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly-Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the outstanding Common Equity of such entity.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Section 1.03 Rules of Construction. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(e) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on such assignments set forth herein), (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Schedules and Exhibits shall be construed to refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, and (vi) any reference to any law, rule or regulation shall be construed to mean that law, rule or regulation as amended and in effect from time to time.

(f) Each covenant in this Agreement shall be given independent effect, and the fact that any act or omission may be permitted by one covenant and prohibited or restricted by any other covenant (whether or not dealing with the same or similar events) shall not be construed as creating any ambiguity, conflict or other basis to consider any matter other than the express terms hereof in determining the meaning or construction of such covenants and the enforcement thereof in accordance with their respective terms.

(g) This Agreement is being entered into by and between competent and sophisticated parties who are experienced in business matters and represented by legal counsel and other advisors, and has been reviewed by the parties and their legal counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.01 The Facility. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of the Loans to the Borrower in Dollars in an amount not to exceed such Lender’s Commitment set forth opposite such Lender’s name on Schedule I. The Commitment of each Lender to fund the Loans on the Closing Date shall expire upon the funding by Lenders of the Loans. Once repaid, whether such repayment is voluntary or required, the Loans may not be reborrowed. All Loans of, and other Obligations owing to, each Lender shall be repaid by the Borrower in full in cash on the Termination Date.

Section 2.02 [Reserved].

Section 2.03 Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Agent notice at least one (1) Business Day before conversion into an ABR Loan, and at least three (3) Business Days before the conversion into or renewal of a Eurodollar Loan, specifying: (a) the renewal or conversion date; (b) the amount of the Loan to be converted or renewed; (c) in the case of conversions, the type of Loan to be converted into; and (d) in the case of renewals of or a conversion into a Eurodollar Loan, the duration of the Interest Period applicable thereto; provided that (i) the minimum principal amount of each Eurodollar Loan outstanding after a renewal or conversion shall be One Million Dollars ($1,000,000) and the minimum amount of each ABR Loan outstanding after a renewal or conversion shall be Two Hundred Fifty Thousand Dollars ($250,000) and in each case in integral multiples of $100,000 if in excess of such minimum amounts; (ii) Eurodollar Loans may be converted on a Business Day that is not the last day of the Interest Period for such Loan only if the Borrower pays on the date of conversion all amounts due pursuant to Section 2.13; (iii) the Borrower may not renew a Eurodollar Loan or convert an ABR Loan into a Eurodollar Loan at any time that a Default has occurred that is continuing; (iv) no Interest Period may extend beyond the earliest Termination Date to occur following such notice; and (v) not more than eight (8) Interest Periods for Eurodollar Loans may be outstanding at any one time. All conversions and renewals shall be made in the proportion of the Lenders’ respective Pro Rata Shares. All notices given by the Borrower under this Section 2.03 shall be irrevocable and shall be given not later than 11:00 A.M. New York City time on the day which is not less than the number of Business Days specified above for such notice. The Agent shall thereafter notify each Lender of each such notice within a reasonable time after it receives such notice from the Borrower. In the event such notice from the Borrower is received after 11:00 A.M. New York City time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Lender of such notice within a reasonable time after it receives such notice from the Borrower. Notwithstanding the foregoing, if the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a Eurodollar Loan prior to the end of the Interest Period with respect thereto, such Eurodollar Loan shall automatically be converted into an ABR Loan on the last day of the Interest Period for such Loan.

Section 2.04 Interest. (a) The Borrower shall pay interest to the Agent, for the account of the applicable Lender or Lenders on the outstanding and unpaid principal amount of the Loans at the following rates:

(i) If an ABR Loan, then at a rate per annum equal to the Alternate Base Rate in effect from time to time as interest accrues; and

(ii) If a Eurodollar Loan, then at a rate per annum for the Interest Period applicable to such Eurodollar Loan equal to the Eurodollar Rate for such Interest Period.

(b) Any change in the interest rate based on the Alternate Base Rate resulting from a change in the Alternate Base Rate shall be effective (without notice) as of the opening of business on the day on which such change in the Alternate Base Rate becomes effective. Interest on each Eurodollar Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each ABR Loan calculated on the basis of the Base Rate shall be calculated on the basis of a year of 365 or 366 days (as appropriate) for the actual number of days elapsed and interest on each ABR Loan calculated based on the Federal Funds Effective Rate shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(c) Interest on the Loans shall be paid (in an amount set forth in a statement delivered by the Agent to the Borrower, provided, however, that the failure of the Agent to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) in immediately available funds to the Agent at the office of Agent from time to time designated by it in writing for the account of the applicable Lending Office of each applicable Lender as follows:

(i) For each ABR Loan, on the first day of each calendar quarter commencing on the first such date after such Loan is made;

(ii) For each Eurodollar Loan, on the last day of the Interest Period with respect thereto, except that, if such Interest Period is longer than three months, interest shall also be paid on the last day of the third month of such Interest Period; and

(iii) If not sooner paid, then on the applicable Termination Date or such earlier date as the Loans may be due or declared due hereunder.

(d) Any principal amount of any Loan not paid when due (at maturity, by acceleration, or otherwise) and any other overdue amounts (including, without limitation, interest and fees) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the Alternate Base Rate or the applicable Eurodollar Rate, as the case may be, for such Loan in effect from time to time as interest accrues, plus two percent (2%) per annum.

Section 2.05 Interest Rate Determination. (a) The Agent shall determine each Adjusted LIBO Rate. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent pursuant to the terms of this Agreement.

(b) If the provisions of this Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to such Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called “Interest Deficit”) will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law on the applicable Loans. The amount of the Interest Deficit relating to the Loans shall be treated as a prepayment premium (to the extent permitted by law) and paid in full at the time of any optional prepayment by the Borrower to the applicable Lenders of all the applicable Loans at that time outstanding pursuant to Section 2.07. The amount of the Interest Deficit relating to the applicable Loans at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.07) shall be canceled and not paid.

Section 2.06 Notes. If so requested by any Lender, all Loans made by such Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single Note of the Borrower in substantially the form of Exhibit B hereto, in each case duly completed, dated the date of this Agreement and payable to such Lender for the account of its applicable Lending Office, such Note to represent the obligation of the Borrower to repay the Loans made by such Lender. Each Lender is hereby authorized by the Borrower, but no Lender shall be required, to endorse on the schedule attached to such Note or Notes held by it the amount and type of such applicable Loan and each renewal, conversion, and payment of principal amount received by such applicable Lender for the account of its applicable Lending Office on account of its applicable Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of such Loans made by such Lender; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note or Notes held by such Lender.

Section 2.07 Repayment of Loans; Prepayments. (a) The Borrower shall pay to the Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the immediately preceding Business Day, a principal amount of the Loans (as adjusted from time to time pursuant to this Section 2.07) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
June 30, 2016	$17,500,000
September 30, 2016	$17,500,000
December 31, 2016	$17,500,000
March 31, 2017	$17,500,000
June 30, 2017	$17,500,000
September 30, 2017	$17,500,000
December 31, 2017	$17,500,000
Termination Date	Remaining unpaid principal balance of the Loans

(b) The Borrower may, upon notice to the Agent not later than noon New York City time on the date of prepayment in the case of ABR Loans and at least three (3) Business Days’ prior notice to the Agent in the case of Eurodollar Loans, prepay (including, without limitation, all amounts payable pursuant to the terms of Section 2.13) the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (i) each partial payment shall be in a principal amount of not less than One Million Dollars ($1,000,000) in the case of a Eurodollar Loan and Two Hundred Fifty Thousand Dollars ($250,000) in the case of an ABR Loan; and (ii) Eurodollar Loans may be prepaid only on the last day of the Interest Period for such Loans; provided, however, that such prepayment of Eurodollar Loans may be made on any other Business Day if the Borrower pays at the time of such prepayment all amounts due pursuant to Section 2.13. Voluntary prepayments of the Loans shall be applied to the remaining scheduled installments of principal due in respect of the Loans under Section 2.07(a) as directed by the Borrower or, if not so specified on or prior to the time of such voluntary prepayment, pro rata to the remaining scheduled installments of principal due in respect of the Loans under Section 2.07(a). Upon receipt of any such prepayments, the Agent will promptly thereafter cause to be distributed the Pro Rata Share of such prepayment to each Lender for the account of its applicable Lending Office.

(c) The Borrower shall immediately upon a Change of Control prepay the Loans in full and all accrued interest to the date of such prepayment, and in the case of Eurodollar Loans all amounts due pursuant to Section 2.13.

(d) The Net Proceeds of any Asset Sale consummated pursuant to Section 6.04 shall, within one year, at the Borrower’s election:

(i) be used by the Borrower or a Restricted Subsidiary to invest in assets (including Capital Stock of any Person that is or shall be a Restricted Subsidiary following investment therein) used or useful in the business of the Borrower and the Restricted Subsidiaries; provided that (except for Designated Excluded Assets) to the extent that the assets disposed of in such Asset Sale were Collateral, such assets are pledged as Collateral under the Loan Documents with the Lien on such Collateral securing the Loans being of the same priority with respect to the Loans as the Lien on the assets disposed of;

(ii) be used to permanently prepay or permanently repay any (A) Debt (or cash collateralize letters of credit) constituting First Priority Obligations (and, in the case of revolving obligations, to permanently reduce commitments with respect thereto) to the extent the assets sold were First Priority Collateral or (B) Debt which had been secured by the assets sold in the relevant Asset Sale or other Debt that is not subordinated in right of payment to the Loans or any Guaranty, to the extent the assets sold were not Collateral (and, in the case of revolving obligations, to permanently reduce commitments with respect thereto); or

(iii) be applied to make an offer to prepay (in accordance with the terms set forth in this Section 2.07(d)) the Loans and, if the Borrower or a Restricted Subsidiary elects or is required to do so, to purchase, repay or redeem Other Pari Passu Lien Obligations (to the extent the assets sold were Collateral), on a pro rata basis if the amount of such Net Proceeds available for such prepayment, purchase, repayment or redemption is less than the aggregate amount of (A) the principal amount of the Loans to be prepaid and (B) the lesser of the principal amount, or accreted value, of such Other Pari Passu Lien Obligations or other Debt, as applicable, plus, in each case, accrued interest to the date of prepayment, purchase, repayment or redemption, at 100% of the principal amount or accreted value thereof, as the case may be, plus accrued and unpaid interest, if any, to the date of prepayment, purchase, repayment or redemption.

The amount of such Net Proceeds neither used to prepay or repay the Debt described above nor used or invested as set forth in the preceding paragraph constitutes “Excess Proceeds”. Notwithstanding the above, any Asset Sale that is subject to Section 6.03 hereof shall not be subject to this Section 2.07(d) or Section 6.04.

Notwithstanding this Section 2.07(d), to the extent the Borrower or any of its Restricted Subsidiaries receives securities or other non-cash property or assets as proceeds of an Asset Sale, the Borrower shall not be required to make any application of such non-cash proceeds required by this Section 2.07(d) until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property. Any amounts deferred pursuant to the preceding sentence shall be applied in accordance with this Section 2.07(d) (within the time periods set forth in this Section 2.07(d) as if the date of such receipt was the date of an Asset Sale) when cash or cash equivalent proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property.

If the aggregate amount of Excess Proceeds equals $25,000,000 or more, the Borrower shall so notify the Agent in writing by delivery of an officers’ certificate and shall offer to prepay the Loans (and, if the Borrower or a Restricted Subsidiary is required to do so, offer to purchase, repay or redeem Other Pari Passu Lien Obligations (to the extent the assets sold were Collateral)) (an “Excess Proceeds Offer”), and shall prepay the Loans of the Lenders, and shall purchase from holders of any such Other Pari Passu Lien Obligations, on a pro rata basis, accepting such Excess Proceeds Offer on the date fixed for the closing of such Excess Proceeds Offer (the “Asset Sale Offer Date”), the maximum principal amount (in $2,000 minimum denominations or in integral multiples of $1,000 in excess thereof) of such Loans (and such Other Pari Passu Lien Obligations) plus accrued and unpaid interest thereon, if any, to the Asset Sale Offer Date that may be prepaid, purchased, repaid and redeemed, as the case may be, out of the Excess Proceeds, at an offer price (the “Asset Sale Offer Price”) in cash in an amount equal to 100% of the principal amount thereof (or, if less, the accreted value) plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures set forth in this Section 2.07(d). To the extent that the aggregate amount of the Loans of the Lenders accepting (and such Other Pari Passu Lien Obligations tendered pursuant to) an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, then the Borrower may use such Excess Proceeds, or a portion thereof, for general corporate purposes in the business of the Borrower and its Restricted Subsidiaries existing on the date hereof. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

Within 30 days after the date on which the amount of Excess Proceeds equals $25,000,000 or more, the Borrower (with notice to the Agent) or the Agent at the Borrower’s request (and at the expense of the Borrower) will send or cause to be sent to all Persons who were Lenders on the date such Excess Proceeds equaled $25,000,000, at their respective addresses appearing in the Register, a notice of such occurrence and of such Lenders’ rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable Lenders to elect to accept prepayment of their Loans by the Borrower. Such notice, which will govern the terms of the Excess Proceeds Offer, will state:

(iv) that the Excess Proceeds Offer is being made pursuant to this Section 2.07(d) and the length of time such Excess Proceeds Offer will remain open;

(v) that, to the extent Excess Proceeds are available, the Lender has the right to require the Borrower to prepay such Lender’s Loans at the Asset Sale Offer Price;

(vi) that the Loans of any Lender not accepting any Excess Proceeds Offer will continue to accrue interest;

(vii) that the Loans of any Lender accepting prepayment pursuant to the Excess Proceeds Offer will cease to accrue interest on the Asset Sale Offer Date;

(viii) that the Asset Sale Offer Date will be no earlier than 45 days nor later than 60 days from the date such notice is mailed;

(ix) that any Lender electing to have its Loans prepaid pursuant to any Excess Proceeds Offer will be required to surrender its Note, if any, to the Borrower at the address specified in the notice prior to termination of the Excess Proceeds Offer;

(x) that Lenders will be entitled to withdraw their election if the Borrower receives, not later than the expiration of the Excess Proceeds Offer, or such longer period as may be required by law, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loans the Lender elected to have prepaid and a statement that such Lender is withdrawing its election to have its Loans prepaid; and

(xi) that any Lender whose Loan is repaid only in part will, if such Lender so requests, be issued a new Note equal in principal amount to the unpaid portion of the Note surrendered.

In the event the aggregate principal amount of the Loans of the Lenders electing to be prepaid, together with accrued interest thereon, exceeds the amount of Excess Proceeds, the Loans of all Lenders electing prepayment shall be prepaid on a pro rata basis, with such adjustments as may be deemed appropriate by the Borrower so that only Loans in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, will be prepaid. To the extent that the Excess Proceeds remaining are less than $1,000, the Borrower may use such Excess Proceeds for general corporate purposes. Lenders whose Loans are prepaid only in part will, if such Lender so requests, be issued new Notes equal in principal amount to the unpaid portion of the Note surrendered. Pending any such application under this Section 2.07(d), Net Proceeds may be used to temporarily reduce Debt or otherwise be invested in any manner not prohibited by this Agreement. The Borrower will prepay the Loans of the Lenders electing to be prepaid, together with accrued interest thereon, in accordance with this Section 2.07(d) not later than one Business Day after the Asset Sale Offer Date in connection with which the Excess Proceeds Offer is being made. Any prepayments made pursuant to this Section 2.07(d) shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the Loans under Section 2.07(a). The Borrower will publicly announce the results of the Excess Proceeds Offer promptly after the Asset Sale Offer Date.

Section 2.08 Method of Payment. The Borrower shall make each payment under this Agreement and under any of the Notes not later than noon New York City time on the date when due in lawful money of the United States to the Agent for the account of the applicable Lending Office of each Lender in immediately available funds. The Agent will promptly thereafter cause to be distributed (a) the Pro Rata Share of such payments of principal and interest with respect to Loans in like funds to each Lender for the account of its applicable Lending Office and (b) other fees payable to any Lender to be applied in accordance with the terms of this Agreement. The Borrower hereby authorizes each Lender, if and to the extent payment is not made when due under this Agreement or under any of the Notes, to charge from time to time against any account of the Borrower with such Lender any amount as due. Whenever any payment to be made under this Agreement or under any of the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a Eurodollar Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

Section 2.09 Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower to repay Debt under the 2016 Notes and for working capital and general business purposes of the Borrower and the Subsidiaries to the extent permitted in this Agreement. The Borrower will not (a) directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X or (b) directly or, to its knowledge, indirectly, use any part of such proceeds or otherwise make available such proceeds (x) to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or (y) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

Section 2.10 Yield Protection. If any Change in Law, or the compliance of any Lender therewith,

(a) subjects any Lender or any applicable Lending Office to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Office), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Office (other than reserves and assessments taken into account in determining the interest rate applicable to Loans), or

(c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Office of making, funding or maintaining loans or issuing or participating in letters of credit or reduces any amount receivable by any Lender or any applicable Lending Office in connection with loans, or requires any Lender or any applicable Lending Office to make any payment calculated by reference to the amount of loans held, letters of credit issued or interest received by it, by an amount deemed material by such Lender, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its Loans. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to indicate the period of retroactive effect thereof.

Section 2.11 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital or liquidity required to be maintained by such Lender, any Lending Office of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within 10 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy); provided, however, that a Lender shall impose such cost upon the Borrower only if such Lender is generally imposing such cost on its other borrowers having similar credit arrangements. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to indicate the period of retroactive effect thereof.

Section 2.12 Availability of Eurodollar Loans. If any Lender determines that maintenance of its Eurodollar Loans at the Lending Office selected by the Lender would violate any applicable law, rule, regulation, or directive, whether or not having the force of law (and it is not reasonably possible for the Lender to designate an alternate Lending Office without being adversely affected thereby), or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Loans are not available or (b) the interest rate applicable to Eurodollar Loans does not accurately reflect the cost of making or maintaining such Eurodollar Loans, then the availability of Eurodollar Loans shall be suspended and any outstanding Eurodollar Loans shall be automatically converted to ABR Loans.

Section 2.13 Funding Indemnification. If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits required to fund or maintain the Eurodollar Loan.

Section 2.14 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 2.10 and Section 2.11 or to avoid the unavailability of Eurodollar Loans. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Section 2.10, Section 2.11 or Section 2.13. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Section 2.10, Section 2.11 and Section 2.13 shall survive payment of the Obligations and termination of this Agreement.

Section 2.15 Replacement of Certain Lenders. (a) In the event a Lender (“Affected Lender”): (i) shall have requested compensation from the Borrower under Section 2.10 or Section 2.11 to recover additional costs incurred by such Lender that are not being incurred generally by the other Lenders, (ii) shall have delivered a notice pursuant to Section 2.12 claiming that such Lender is unable to extend Eurodollar Loans to the Borrower for reasons not generally applicable to the other Lenders, (iii) shall have invoked Section 9.13 or (iv) shall fail to consent to any proposed amendment, modification, waiver or consent hereunder requiring the unanimous approval of all Lenders or the approval of such Lender as being affected thereby, so long as such proposed amendment, modification, waiver or consent has otherwise been approved by the Required Lenders, then, in any such case, the Borrower may affect the replacement of such Affected Lender in accordance with the provisions of this Section 2.15. The Borrower may elect to replace an Affected Lender and make written demand on such Affected Lender (with a copy to the Agent) for the Affected Lender to assign, and, if a Replacement Lender (as hereinafter defined) notifies the Affected Lender of its willingness to purchase the Affected Lender’s interests in the Facility and the Borrower consents thereto in writing, then such Affected Lender shall assign pursuant to one or more duly executed Assignments and Assumptions in substantially and in all material respects in the form and substance of Exhibit D five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 10.02 that the Borrower shall have engaged for such purpose (each a “Replacement Lender”), all of such Affected Lender’s rights and obligations (from and after the date of such assignment) under this Agreement and the other Loan Documents in accordance with Section 10.02 (with the Borrower or the Replacement Lender paying any applicable processing or recording fee). As conditions to any such assignment, (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction and (y) the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, and amounts payable under Section 2.10 and Section 2.11 with respect to such Affected Lender; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10, Section 2.11, Section 2.13, Section 9.04 and Section 9.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to obligations and liabilities accruing prior to the replacement of such Affected Lender. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

(b) Notwithstanding anything to the contrary contained in this Agreement, each Replacement Lender must be approved by the Agent (such approval not to be unreasonably withheld or delayed) and must comply with the conditions set forth in Section 10.02.

Section 2.16 Fees.

(a) The Borrower agrees to pay to each Lender on the Closing Date an upfront fee equal to 1.50% of the aggregate amount of Commitments of such Lender, which upfront fee shall be structured as original issue discount.

(b) The Borrower shall pay to the Agent such additional fees as are specified in the Agent’s Fee Letter.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Once paid, none of the fees payable hereunder shall be refundable under any circumstances absent manifest error in the calculation of such fees.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Closing Date. This Agreement and the Commitments of each Lender shall be effective on the date (the “Closing Date”) on which each of the following conditions precedent shall have been satisfied or waived by each Lender:

(a) Credit Agreement. The Agent shall have received this Agreement duly executed by each of the parties hereto.

(b) Notes. Each Lender that so requests shall have received a Note payable to such Lender duly executed by the Borrower.

(c) Guaranty. The Agent shall have received the Guaranty, duly executed by each Guarantor listed in Schedule II, and such Guaranty shall be in full force and effect.

(d) Collateral Agreement. The Agent shall have received a copy of a certificate signed by an Authorized Officer of the Borrower that satisfies the requirements of Section 7.19 of the Collateral Agreement pursuant to which the Obligations shall have been designated by the Borrower as “Other Pari Passu Lien Obligations” (as defined in the Collateral Agreement), together with evidence of delivery of such certificate to the Notes Collateral Agent and each “Other Pari Passu Lien Representative” (as defined in the Collateral Agreement).

(e) No Default or Event of Default; Representations and Warranties. The following statements shall be true and the Agent shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit C, signed by a duly authorized Financial Officer of the Borrower dated the Closing Date, stating that:

(i) The representations and warranties contained in ARTICLE IV of this Agreement are correct in all material respects on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct in all material respects as of such earlier date; provided that in each case, any representation or warranty that is qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects; and

(ii) At the time of and immediately after such date, no Default or Event of Default has occurred and is continuing.

(f) Secretary’s Certificates of the Loan Parties. The Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower, each corporate Guarantor, or the general partner of each limited partnership Guarantor or managing member of each limited liability company Guarantor, as the case may be, certifying (i) the names and true signatures of each officer, partner, member or other representative of the Borrower and such Guarantor who has been authorized to execute and deliver this Agreement, the Notes, the Guaranty, and any other Loan Document or other document required to be executed and delivered by or on behalf of the Borrower and such Guarantor under this Agreement, (ii) that the attached copies of the certificate of incorporation and by-laws of the Borrower and such corporate Guarantor, or certificate of limited partnership and limited partnership agreement of such limited partnership Guarantor, or certificate of formation and limited liability company or operating agreement of each limited liability company guarantor, or equivalent applicable constituent documents of such Guarantor, which have each been certified as of a recent date by the Secretary of State in which the Borrower and such Guarantor was formed or organized, have not been amended except as set forth therein and remain in full force and effect and (iii) the attached copy of resolutions of the Board of Directors of the Borrower and such corporate Guarantor, or the consents of such limited partnership or limited liability company Guarantor, approving and authorizing the execution, delivery and performance of this Agreement, the Notes, the Guaranty and the other Loan Documents to which it is a party.

(g) Good Standing Certificates of the Loan Parties. The Agent shall have received a recently dated certificate of good standing for each Loan Party issued by the secretary of state or other appropriate governmental officer in each such Loan Party’s jurisdiction of incorporation or formation.

(h) Opinions of Counsel. The Agent shall have received, on behalf of itself, the Lenders, the favorable written opinions of (i) King & Spalding LLP, counsel for the Borrower and for certain of the Guarantors, and (ii) each local counsel listed on Schedule 3.01, in each case (w) dated on the Closing Date, (x) addressed to the Agent and the Lenders, (y) in form and substance reasonably satisfactory to the Lenders and (z) covering such matters relating to the Loan Documents and the Transactions as the Lenders shall reasonably request, and the Borrower and the applicable Guarantors hereby request such counsel to deliver such opinions.

(i) Financial Statements. The Lenders shall have received the financial statements referred to in Section 4.04, none of which shall demonstrate a material adverse change in the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, since September 30, 2015.

(j) Debt. All Debt under the 2016 Notes shall have been (or substantially concurrently with the funding of the Loans on the Closing Date shall be) repaid in full.

(k) Solvency Certificate. The Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Loan Parties, taken as a whole, after giving effect to the Transactions to occur on the Closing Date, are solvent.

(l) Perfection Certificate and Lien Searches. The Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons and in which the chief executive office of each such Person is located, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Lenders that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.01 or have been or will be contemporaneously released or terminated.

(m) [Reserved].

(n) Intercreditor Documents. The Agent shall have received evidence from the Borrower that all requirements under the Intercreditor Agreement have been satisfied in order for the Obligations to constitute Additional Second Priority Obligations (as defined in the Intercreditor Agreement).

(o) Approvals and Consents. All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(p) KYC Documentation. The Lenders and the Agent shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(q) Closing Fees. The Borrower shall have paid (or substantially concurrently with the funding of the Loans on the Closing Date shall pay) (i) a cash fee to the Agent in accordance with the terms of the Agent’s Fee Letter, (ii) all upfront fees required pursuant to Section 2.16(a) and (iii) to the extent invoices therefor have been received by the Borrower prior to the Closing Date, all reasonable fees, disbursements and other charges of counsel required to be paid under Section 9.04(a).

(r) Costs and Expenses. The Agent shall have received all fees and other amounts due and payable on the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document, agreement and/or instrument required to be approved by the Agent, Required Lenders or Lenders, as applicable, on the Closing Date, and its acknowledgment that each of the conditions set forth above has been satisfied to its satisfaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01 Incorporation, Formation, Good Standing, and Due Qualification. The Borrower, each Subsidiary, and each of the Guarantors is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not reasonably be expected, in any one case or in the aggregate, to have a Material Adverse Effect.

Section 4.02 Power and Authority. The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which each is a party have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and do not and will not (a) require any consent or approval of the stockholders of such corporation, partners of such partnership or members of such limited liability company (except such consents as have been obtained as of the date hereof); (b) contravene such corporation’s charter or bylaws, such partnership’s partnership agreement or such limited liability company’s articles or certificate of formation or operating agreement; (c) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation, partnership or limited liability company; (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such corporation, partnership or limited liability company is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation, partnership or limited liability company, other than Liens securing the Obligations; and (f) cause such corporation, partnership or limited liability company to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

Section 4.03 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents previously delivered or when delivered under this Agreement are or will be legal, valid, and binding obligations of the Borrower or each Guarantor, as the case may be, enforceable against the Borrower or each Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

Section 4.04 Financial Statements. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2015, and the consolidated statements of operations, cash flow and changes to stockholders’ equity of the Borrower and its Subsidiaries for the period of one (1) fiscal quarter ended December 31, 2015, are complete and correct and fairly present as at such date the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to the absence of footnotes and year-end adjustments), and since September 30, 2015, there has been no change or occurrence that has had a Material Adverse Effect. No information, exhibit, or report furnished by the Borrower to any Lender in connection with the negotiation of this Agreement, taken together, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

Section 4.05 Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or any Subsidiary or any Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) having, in any one case or in the aggregate, a Material Adverse Effect. Except to the extent any of the following would not reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (b) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.06 Other Agreements. Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, in any case where such default could reasonably be expected to have a Material Adverse Effect.

Section 4.07 Litigation. Except as disclosed in Schedule 4.07 or Schedule 4.14, or reflected in or reserved for in the financial statements referred to in Section 4.04, there is no pending or, to the knowledge of the Borrower or any Guarantor, threatened action, suit or proceeding at law or in equity against or affecting the Borrower or any Significant Subsidiary or any Significant Guarantor or any business, property or rights of any such Person before any court, governmental agency, or arbitrator, which would reasonably be expected to have a Material Adverse Effect.

Section 4.08 No Defaults on Outstanding Judgments or Orders. Except for judgments with respect to which the uninsured liability of the Borrower, each Significant Subsidiary and each Significant Guarantor does not exceed $10,000,000 in the aggregate for all such judgments, the Borrower, each Significant Subsidiary and each Significant Guarantor have satisfied all final, non-appealable judgments. None of the Borrower, any Significant Subsidiary or any Significant Guarantor is in default with respect to any judgment, writ, injunction, decree, ruling or order of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, except for defaults with respect to (a) any monetary judgment, writ, inunction, decree, ruling or order with respect to which the uninsured liability of the Borrower, each Significant Subsidiary and each Significant Guarantor does not exceed $10,000,000 in the aggregate for all such defaults or (b) any non-monetary judgment, writ, injunction, decree, ruling or order which would not reasonably be expected, in any one case or in the aggregate, to have a Material Adverse Effect and which would not constitute an Event of Default hereunder.

Section 4.09 Properties and Liens. (a) As of the Closing Date, the Borrower, each Guarantor and each other Subsidiary have good and marketable title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including all of the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business or as otherwise expressly permitted by this Agreement). None of the properties and assets owned by the Borrower, any Guarantor or any other Restricted Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 (provided that any Liens required by Section 6.01 to be junior to the Liens securing the Facility are, in fact, junior to such Liens securing the Facility).

(b) The Borrower, each Guarantor and each other Subsidiary (i) have complied with all obligations under all leases to which it is a party and all such leases are in full force and effect, and (ii) enjoy peaceful and undisturbed possession under all such leases, in each case except where failure to so comply or to have such possession would not reasonably be expected to have a Material Adverse Effect.

Section 4.10 Subsidiaries and Ownership of Stock. Set forth in Schedule 4.10 hereto is a complete and accurate list, as of the Closing Date, of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or formation of each and showing the percentage of the Borrower’s ownership of the outstanding stock or partnership interest or membership interest of each Subsidiary. All of the outstanding Capital Stock of each such corporate Subsidiary has been validly issued, is fully paid and nonassessable, and, except as a result of an Internal Reorganization or a transaction permitted by Section 6.03 or Section 6.04, is owned, directly or indirectly, by the Borrower free and clear of all Liens. The limited partnership agreement of each such limited partnership Subsidiary is in full force and effect and has not been amended or modified, except for such amendments or modifications as are delivered to the Agent under Section 3.01. As of the Closing Date, each of the Guarantors is a Wholly-Owned Subsidiary of the Borrower.

Section 4.11 ERISA. The Borrower and each Subsidiary and each Guarantor are in compliance in all material respects with all applicable provisions of ERISA and the Code. Except to the extent the occurrence of any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; (b) no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; (c) no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; (d) neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan under circumstances that could subject the Borrower or any Subsidiary to withdrawal liabilities; (e) the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and (f) neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

Section 4.12 Operation of Business. The Borrower, each Subsidiary and each Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries and each Guarantor are not in violation of any valid rights of others with respect to any of the foregoing, in each case where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, trade names or rights thereto or the violation of the valid rights of others with respect thereto could reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect.

Section 4.13 Taxes. All federal and state income tax liabilities or income tax obligations, and all other material income tax liabilities or material income tax obligations, of the Borrower, each Subsidiary and each Guarantor have been timely paid or have been accrued by or reserved for by the Borrower, except to the extent being contested as provided in Section 5.12. All federal and state income tax returns and other material tax returns required to be filed by the Borrower, each Subsidiary and each Guarantor have been timely filed, and such tax returns, taken as a whole, are complete and correct in all material respects. The Borrower constitutes the parent of an affiliated group of corporations for purposes of filing a consolidated United States federal income tax return.

Section 4.14 Laws; Environment. Except as disclosed in Schedule 4.14 hereto or except where failure to comply with or satisfy any of the following would not reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect: (a) the Borrower, each Subsidiary and each Guarantor have duly complied, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance, in all respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety); (b) the Borrower, each Subsidiary and each Guarantor have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (vi) other environmental, health or safety matters; (c) no Responsible Officer of the Borrower, any Subsidiary or any Guarantor has received notice of, or has knowledge of any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances or any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities; (d) except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release, or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or hazardous wastes at or from the premises, in each case related to the premises of the Borrower, each Subsidiary and each Guarantor; and accordingly the premises of the Borrower, each Subsidiary and each Guarantor have not been adversely affected, in any respect, by any toxic or hazardous substances or wastes; (e) there has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity and, to the knowledge of the Borrower, any Subsidiary or any Guarantor, none is threatened, with respect to violations of law or damages by reason of Borrower’s or any Subsidiary’s (i) air emissions; (ii) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (iii) noise emissions; (iv) solid or liquid waste disposal at any location; (v) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste at any location; or (vi) other environmental, health or safety matters affecting the Borrower, any Subsidiary or any Guarantor or its business, operations, assets, equipment, property, leaseholds, or other facilities; and (vii) neither the Borrower nor any Subsidiary nor any Guarantor has any indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

Section 4.15 Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 OFAC; Foreign Corrupt Practices Act; USA Patriot Act. (a) None of the Borrower, the Guarantors or their respective directors or officers nor, to the knowledge of any Responsible Officer of any Loan Party, any agent, employee or other person acting, directly or indirectly, on behalf of any of the foregoing, is (or will be) a person with whom, to the knowledge of such Responsible Officer, any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and, to the knowledge of such Responsible Officer, is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to any Lender with any additional information that such Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(b) None of the Borrower, the Guarantors or their respective directors or officers nor, to the knowledge of any Responsible Officer of any Loan Party, any of their respective Affiliates or any agent, employee or other person acting, directly or indirectly, on behalf of any of the foregoing, is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the USA Patriot Act.

(c) None of the Borrower, the Guarantors or their respective directors or officers nor, to the knowledge of any Responsible Officer of any Loan Party, any agent, broker, employee or other person acting, directly or indirectly, on behalf of any of the foregoing, in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 4.16(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) None of the Borrower, the Guarantors or their respective directors or officers, nor, to the knowledge of any Responsible Officer of any Loan Party, any agent, employee or other person acting, directly or indirectly, on behalf of any of the foregoing, has, in the course of its actions for, or on behalf of, the Loan Parties, directly or indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other similar payment in violation of any applicable law, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, any federal or state law prohibiting bribery of public officials, any laws prohibiting commercial bribery, or any other anti-corruption law in any jurisdiction where the Borrower or any of its Subsidiaries do business.

Section 4.17 Accuracy of Information. The representations and warranties by the Borrower or any Guarantor contained herein or in any other Loan Document or made hereunder or in any other Loan Document and the certificates, schedules, exhibits, reports or other documents provided or to be provided by the Borrower or any Guarantor in connection with the transactions contemplated hereby or thereby (including, without limitation, the negotiation of and compliance with the Loan Documents), when taken as a whole, do not contain and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not materially misleading at the time such statements were made or are deemed made.

Section 4.18 Security Documents. The Collateral Agreement is effective until release thereof permitted under this Agreement to create in favor of the Notes Collateral Agent, for the benefit of, among others, the Agent and Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral described in the Collateral Agreement, the Collateral Agreement constitutes a fully perfected Lien on all right, title and interest of the Borrower and the Guarantors in such Collateral (other than such Collateral in which a security interest cannot be perfected by filing of a financing statement under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction) and the proceeds thereof, as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person except Liens expressly permitted under Section 6.01.

Section 4.19 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

Section 4.20 Insurance. The insurance information furnished to the Agent pursuant to Section 3.01(l) includes a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums then due and payable have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are customary under industry practice.

Section 4.21 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the properties of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are now proposed to be conducted following the Closing Date.

Section 4.22 Intellectual Property. The Borrower, each Subsidiary and each Guarantor owns or is licensed to use, free and clear of all Liens (other than Liens permitted by Section 6.01, provided that the Liens required by Section 6.01 to be junior to the Liens securing the Facility are, in fact, junior to the Liens securing the Facility), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, in each case necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.23 Margin Stock. None of the Borrower or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

Section 4.24 Non-EEA Financial Institution Status. None of Borrower or any of its Subsidiaries is an EEA Financial Institution.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Loan shall remain unpaid, the Borrower will (unless otherwise agreed to by the Required Lenders in writing):

Section 5.01 Maintenance of Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain (except for a Subsidiary that ceases to maintain its existence solely as a result of an Internal Reorganization), its corporate, limited partnership or limited liability company existence and good standing in the jurisdiction of its incorporation or formation and qualify and remain qualified to transact business in each jurisdiction in which such qualification is required except where the failure to so qualify to transact business would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Maintenance of Records. Keep and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

Section 5.03 Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its material properties (tangible and intangible, real and personal) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted.

Section 5.04 Conduct of Business. Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of the business of the Borrower or any Subsidiary.

Section 5.05 Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound reputable insurance companies or associations (or, in the case of insurance for construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries or UHIC) in such amounts and covering such risks as are customarily carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

Section 5.06 Compliance with Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, the noncompliance with which would reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect, and such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, other than any such taxes, assessments and charges being contested by the Borrower or such Subsidiary, as applicable, in good faith; and with respect to the matters disclosed in Schedule 4.14, implement prudent measures to achieve compliance with all relevant laws and regulations within a reasonable time and in accordance with requirements negotiated with applicable regulatory agencies.

Section 5.07 Right of Inspection. At any reasonable time and from time to time, permit the Agent, any Lender or any of their respective agents, representatives or independent contractors to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants.

Section 5.08 Reporting Requirements. Furnish to the Agent for delivery to each Lender, as applicable:

(a) Quarterly financial statements. As soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, unaudited condensed consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and unaudited condensed consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter along with management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments); the timely filing by the Borrower of the Borrower’s quarterly 10-Q report with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(b) Annual financial statements. As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year along with management’s discussion and analysis of the financial condition and results of operations for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and accompanied by an opinion thereon acceptable to the Required Lenders by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Required Lenders; the timely filing by the Borrower of the Borrower’s annual 10-K report with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(c) Budget. Within fifty (50) days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) broken down by quarter and, promptly when available, any significant revisions of such budget.

(d) Management letters. Promptly upon receipt thereof, copies of any reports or “management letters” submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants and the management’s response thereto (subject to any applicable privileges with respect to such documents).

(e) Quarterly compliance certificate. Within fifty (50) days after the end of each of the first three quarters, and within ninety-five (95) days after the end of each fourth quarter, of each fiscal year of the Borrower, a compliance certificate from the President or a Financial Officer of the Borrower (i) certifying the Borrower’s compliance with, and setting forth in reasonable detail the computation of, the covenant set forth in Section 6.06 and (ii) certifying that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.

(f) Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which could reasonably be expected to result in a judgment against the Borrower or such Subsidiary in excess of $10,000,000 (to the extent not covered by insurance) or could reasonably be expected to have a Material Adverse Effect.

(g) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

(h) ERISA reports. As soon as possible, and in any event within thirty (30) days after any Responsible Officer of the Borrower or any Subsidiary knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $500,000 with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to each Lender a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.

(i) Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; the timely filing by the Borrower of any of the foregoing items with the Securities and Exchange Commission shall satisfy the foregoing requirements.

(j) Materially adverse developments. Prompt written notice of any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(k) KYC Documentation. Promptly after the request by any Lender or the Agent, all documentation and other information that such Lender or the Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(l) General information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender may from time to time reasonably request.

Section 5.10 Environment. Be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder, except where the failure to so comply would not reasonably be expected to, in any one case or in the aggregate, have a Material Adverse Effect; with respect to matters disclosed in Schedule 4.14, implement prudent measures to achieve compliance with all relevant laws and regulations within a reasonable time and in accordance with requirements negotiated with applicable regulatory agencies; notify the Agent promptly of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party (and the Agent shall notify the Lenders promptly following its receipt of any such notice from the Borrower); notify the Agent promptly of any hazardous discharge from or affecting its premises if (a) the storage, treatment or cleanup of such hazardous discharge (all in accordance with applicable laws and regulations) or (b) the diminution in the value of the assets affected by such hazardous discharge, is reasonably expected to exceed $500,000 (and the Agent shall notify the Lenders promptly following its receipt of any such notice from the Borrower); promptly use its commercially reasonable efforts to contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit the Agent to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at the Agent’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, reasonably satisfactory in scope, form, and content to the Agent, and such other and further assurances reasonably satisfactory to the Agent that the condition has been corrected.

Section 5.11 Use of Proceeds. Use the proceeds of the Loans solely as provided in Section 2.09.

Section 5.12 Taxes. Pay and cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

Section 5.13 New Restricted Subsidiaries. Within fifty (50) days after any Person becoming (or being designated) a Restricted Subsidiary, cause such Restricted Subsidiary to (a) execute and deliver to the Agent, for the benefit of the Lenders, a Supplemental

Guaranty and (b) deliver or cause to be delivered an opinion of counsel, certified copies of resolutions, articles of incorporation or other formation documents, incumbency certificates and other documents with respect to such Subsidiary and its Guaranty substantially similar to the documents delivered pursuant to Section 3.01 with respect to the Guarantors, all of which shall be reasonably satisfactory to the Agent in form and substance; provided that if and so long as any such Subsidiary has total assets the book value of which is not more than $5,000,000, the Borrower shall not be required to comply with this Section; provided, further, that Ridings Development LLC shall not be required to deliver a Guaranty or any Security Document.

Section 5.14 Maintenance of Ratings. Use commercially reasonable efforts to maintain a public corporate family rating from Moody’s with respect to the Borrower.

Section 5.15 After-Acquired Property; Collateral Requirements. The Borrower and each Guarantor shall comply with the requirements set forth in Section 4.15 and Section 4.16 of the Base Indenture 2012 as in effect on the Closing Date, which any additional Collateral granted in connection therewith shall secure the Obligations on a pari passu basis with the other Second Priority Obligations.

Section 5.16 Post-Closing Matters. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.16 or such later date as the Agent shall agree in writing, the Loan Parties shall deliver the documents and take the actions specified on such Schedule, in each case, in form and substance reasonably satisfactory to the Agent.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Loan shall remain unpaid, the Borrower and each Restricted Subsidiary will not (unless otherwise agreed to by the Required Lenders in writing):

Section 6.01 Liens. Create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets, property, income or profits therefrom, except in the case of any asset or property not part of the Collateral, any Lien if the Loans are equally and ratably secured with (or on a senior basis to, if such Lien secures subordinated Debt) the obligations secured by such Lien. Any Lien created for the benefit of the Agent and the Lenders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such other obligations, which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Agent may have on the proceeds of such sale.

Section 6.02 Debt. (a) Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Debt (including Acquired Debt), except that the Borrower and the Guarantors may Incur Debt, including Acquired Debt, if, after giving effect thereto and the application of the proceeds therefrom, either (i) the Borrower’s Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Adjusted Debt of the Borrower and the Restricted Subsidiaries to Adjusted Consolidated Tangible Net Worth is less than 7.5 to 1.

(b) Notwithstanding the foregoing, the provisions of (a) shall not prevent:

(i) the Borrower or any Restricted Subsidiary from Incurring (A) Refinancing Debt or (B) Non-Recourse Debt;

(ii) (A) the Borrower from Incurring Debt created hereunder and under the other Loan Documents and (B) the Borrower from Incurring Debt evidenced by the Second Lien Notes or any Exchange Notes issued in exchange therefor;

(iii) the Borrower or any Guarantor from Incurring Debt under Credit Facilities not to exceed the greater of $200,000,000 and 15% of Consolidated Tangible Assets;

(iv) any guarantee of Debt of the Borrower under this Agreement or any other Second Priority Obligations;

(v) the Borrower and its Restricted Subsidiaries from Incurring Debt under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money);

(vi) any Guarantor from guaranteeing Debt of the Borrower or any other Guarantor, or the Borrower from guaranteeing Debt of any Guarantor, in each case permitted to be Incurred under this Agreement (other than Non-Recourse Debt);

(vii) (A) any Restricted Subsidiary from Incurring Debt owing to the Borrower or any Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (1) such Debt is subordinated to any Guaranty of such Restricted Subsidiary in a manner reasonably satisfactory to the Agent, if any, and (2) such Debt shall only be permitted pursuant to this clause (vii)(A) for so long as the Person to whom such Debt is owing is the Borrower or a Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary, and (B) the Borrower from Incurring Debt owing to any Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (1) such Debt is subordinated to the Borrower’s obligations under this Agreement in a manner reasonably satisfactory to the Agent, and (2) such Debt shall only be permitted pursuant to this clause (vii)(B) for so long as the Person to whom such Debt is owing is a Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary;

(viii) the Borrower and any Restricted Subsidiary from Incurring Debt under Capital Leases or purchase money obligations, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Borrower or such Restricted Subsidiary, as the case may be, in an aggregate amount at any time outstanding not to exceed $50,000,000;

(ix) the Borrower or any Restricted Subsidiary from Incurring obligations for, pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business (as determined in good faith by the Borrower);

(x) the Borrower or any Restricted Subsidiary from incurring Debt owed to a seller of entitled land, lots under development or finished lots under the terms of which the Borrower or such Restricted Subsidiary, as obligor, is required to make a payment upon the future sale of such land or lots; and

(xi) the Borrower or any Restricted Subsidiary from Incurring Debt in an aggregate principal amount at any time outstanding not to exceed $100,000,000.

(c) The Borrower shall not, and shall not cause or permit any Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Debt that purports to be by its terms (or by the terms of any agreement governing such Debt) subordinated to any other Debt of the Borrower or of such Guarantor, as the case may be, unless such Debt is also by its terms (or by the terms of any agreement governing such Debt) made expressly subordinated to the Loans or the Guaranty of such Guarantor, as the case may be, at least to the same extent and in the same manner as such Debt is subordinated to such other Debt of the Borrower or such Guarantor, as the case may be.

(d) For purposes of determining compliance with this Section 6.02, in the event an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses of this Section 6.02, the Borrower, in its sole discretion, shall classify such item of Debt in any manner that complies with this Section 6.02 and may from time to time reclassify such item of Debt in any manner in which such item could be Incurred at the time of such reclassification.

Section 6.03 Mergers, Etc. Consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Loans, any Guaranty or this Agreement (as an entirety or substantially in one transaction or series of related transactions), to any Person (in each case other than with the Borrower or another Wholly Owned Restricted Subsidiary) unless:

(i) the Person formed by or surviving such consolidation or merger (if other than the Borrower or such Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment shall be made (collectively, the “Successor”), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes in a form reasonably satisfactory to the Agent all of the obligations of the Borrower or such Guarantor, as the case may be, under this Agreement or such Guarantor’s Guaranty, as the case may be, and this Agreement, the Intercreditor Agreement and the Loan Documents; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Guarantor with or into another Person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Guarantor, that results in such Guarantor being released from its Guaranty as provided in Section 8.09 hereof.

Section 6.04 Sale of Assets. (a) Make any Asset Sale unless:

(i) the Borrower (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value thereof; and

(ii) not less than 70% of the consideration received by the Borrower (or such Restricted Subsidiary, as the case may be) is in the form of cash, Cash Equivalents and Marketable Securities (excluding Marketable Securities of the Borrower).

(b) The amount of (i) any Debt (other than any Subordinated Debt) of the Borrower or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and (ii) the Fair Market Value of any property or assets (including Capital Stock of any Person that shall be a Restricted Subsidiary following receipt thereof) received that are used or useful in a Real Estate Business (provided that (except for Designated Excluded Assets) to the extent that the assets disposed of in such Asset Sale were Collateral, such property or assets are pledged as Collateral under the Security Documents substantially simultaneously with such sale, with the Lien on such Collateral securing the Loans being of the same priority with respect to the Loans as the Lien on the assets disposed of), shall be deemed to be consideration required by clause (ii) of Section 6.04(a) above for purposes of determining the percentage of such consideration received by the Borrower or the Restricted Subsidiaries. Any Marketable Securities received as consideration in connection with an Asset Sale shall be converted into cash or Cash Equivalents within 180 days of receipt of such Marketable Securities.

(c) The Net Proceeds of such Asset Sale shall be used or applied as required by Section 2.07(d).

Section 6.05 Restricted Payments. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, after the Closing Date if at the time of such Restricted Payment:

(i) the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, shall be determined in good faith by a majority of the disinterested members of the Board of Directors of the

Borrower), when added to the aggregate amount of all Restricted Payments (excluding Restricted Payments permitted by Section 6.05(b)(ii), Section 6.05(b)(iii), Section 6.05(b)(iv), Section 6.05(b)(vi) and Section 6.05(b)(vii)) declared or made after the Closing Date exceeds the sum of:

(A) $200,000,000, plus

(B) 50% of the Borrower’s Consolidated Net Income accrued during the period (taken as a single period) commencing on the first day of the fiscal quarter in which the Covenant Trigger Date (as defined in the Base Indenture 2012) occurs and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit), plus

(C) the net cash proceeds derived from the issuance and sale of Capital Stock of the Borrower and its Restricted Subsidiaries (or any capital contribution to the Borrower or a Restricted Subsidiary) that is not Disqualified Stock (other than a sale to, or a contribution by, a Subsidiary of the Borrower) after the Closing Date, plus

(D) 100% of the principal amount of, or, if issued at a discount, the accreted value of, any Debt of the Borrower or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Borrower) after the Closing Date that is converted into or exchanged for Capital Stock of the Borrower that is not Disqualified Stock, plus

(E) 100% of the aggregate amounts received by the Borrower or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Borrower and other than to the extent sold, disposed of or liquidated with recourse to the Borrower or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (x) not included in clause (B) above and (y) that the making of such Investment constituted a Permitted Investment or Restricted Investment, plus

(F) 100% of the principal amount of, or if issued at a discount, the accreted value of, any Debt or other obligation that is the subject of a guarantee by the Borrower which is released (other than due to a payment on such guarantee) after the Closing Date, but only to the extent that such guarantee constituted a permitted Restricted Payment, plus

(G) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after the Closing Date, and only to the extent not included in clause (B) above), an amount equal to the lesser of (x) the proportionate interest of the Borrower or a Restricted Subsidiary in an amount equal to the excess of (1) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of Book Value and Fair Market Value thereof, over (2) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (y) the amount of the Restricted Payment deemed to be made upon such Subsidiary’s designation as an Unrestricted Subsidiary; or

(ii) the Borrower would be unable to incur $1.00 of additional Debt under the Consolidated Fixed Charge Coverage Ratio contained in Section 6.02 hereof; or

(iii) a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

(b) Notwithstanding the foregoing, the provisions of this Section 6.05 shall not prevent:

(i) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of this this Agreement on the date of declaration;

(ii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement of shares of the Borrower’s Capital Stock or the Borrower’s or a Restricted Subsidiary’s Debt for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Borrower) of, other shares of its Capital Stock (other than Disqualified Stock); provided that the proceeds of any such sale shall be excluded in any computation made under Section 6.05(a)(i)(C) above;

(iii) the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Debt, including premium, if any, with the proceeds of Refinancing Debt;

(iv) payments or distributions pursuant to or in connection with a merger, consolidation or transfer of assets that complies with Section 6.04 and Section 6.03 hereof;

(v) any purchase, redemption, retirement or other acquisition for value of Capital Stock of the Borrower or any Subsidiary held by officers or employees or former officers or employees of the Borrower or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $500,000 in any calendar year and $5,000,000 in the aggregate since the Closing Date;

(vi) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or similar instruments if such Capital Stock represents a portion of the exercise price of such options, warrants or similar instruments;

(vii) the payment by the Borrower of cash in lieu of the issuance of fractional shares upon the exercise of options, warrants or similar instruments or upon the conversion or exchange of Capital Stock of the Borrower;

(viii) the payment of dividends on Preferred Stock and Disqualified Stock up to an aggregate amount of $10,000,000 in any fiscal year; provided that immediately after giving effect to any declaration of such dividend, the Borrower could incur at least $1.00 of Debt under the Consolidated Fixed Charge Coverage Ratio contained under Section 6.02 hereof;

(ix) payments not to exceed $40,000,000 in the aggregate for the purchase, repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of the Borrower’s junior subordinated notes due July 30, 2036 (or the related trust preferred securities issued by Beazer Homes Capital Trust I), as such securities may be amended or modified from time to time; or

(x) other Restricted Payments made after the Closing Date in an amount not to exceed $100,000,000 in the aggregate during the term of this Agreement.

Section 6.06 Minimum Total Inventory. Permit the total Book Value of Inventory as of the last day of any fiscal quarter to be less than $1,250,000,000 (the amount of any such shortfall being herein referred to as the “Inventory Shortfall”).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default; Remedies. (a) An “Event of Default” wherever used herein, means any one of the following events:

(i) the failure by the Borrower to pay interest on any Loan when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(ii) the failure by the Borrower to pay the principal of any Loan when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make any prepayment of the Loans required under Section 2.07(c) upon a Change of Control or under Section 2.07(d) in connection with an Excess Proceeds Offer);

(iii) the failure by the Borrower or any of its Subsidiaries to comply with (x) any of its agreements or covenants in, or provisions of, this Agreement or any of the other Loan Documents (other than a failure to comply with the provisions of Section 6.06) and such failure continues for the period and after the notice specified below and (y) the provisions of Section 6.06 and (I) such failure continues for a period of 90 days or (II) the Borrower shall fail to prepay the Loans within such 90 day period in an amount equal to the applicable Inventory Shortfall;

(iv) the acceleration of any Debt (other than Non-Recourse Debt) of the Borrower or any of its Subsidiaries that has an outstanding principal amount of $25,000,000 or more in the aggregate;

(v) the failure by the Borrower or any of its Subsidiaries to make any principal or interest payment in respect of Debt (other than Non-Recourse Debt) of the Borrower or any of its Subsidiaries with an outstanding aggregate amount of $25,000,000 or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Debt);

provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Borrower;

(vi) a final judgment or judgments that exceed $25,000,000 or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Borrower or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(vii) the Borrower or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Borrower or any Material Subsidiary as debtor in an involuntary case;

(B) appoints a Custodian of the Borrower or any Material Subsidiary or a Custodian for all or substantially all of the property of the Borrower or any Material Subsidiary; or

(C) orders the liquidation of the Borrower or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days;

(ix) any Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty and this Agreement) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guaranty (other than by reason of release of a Guarantor from its Guaranty in accordance with the terms of this Agreement and such Guaranty); or

(x) (A) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Agreement or the Security Documents) other than in accordance with the terms of the relevant Security Document and this Agreement and other than the satisfaction in full of all Obligations under this Agreement or the release or amendment of any such Lien in accordance with the terms of this Agreement or the Security Documents, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Agreement and the relevant Security Document, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or (B) the enforceability thereof shall be contested by the Borrower or any Guarantor.

(b) A Default under Section 7.01(a)(iii)(x) and Section 7.01(a)(x)(A) hereof will not be deemed an Event of Default until the Agent notifies the Borrower of the Default and the Borrower does not cure the Default (1) within 60 days after receipt of the notice of a Default under Section 7.01(a)(iii)(x) or (2) within 30 days after receipt of the notice of a Default under Section 7.01(a)(x)(A). The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

(c) If an Event of Default (other than an Event of Default specified in Section 7.01(a)(vii) and Section 7.01(a)(viii)) shall have occurred and be continuing under this Agreement, the Agent by notice to the Borrower may, and shall at the request of the Required Lenders, declare all Loans to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Loans will be due and payable immediately. If an Event of Default with respect to the Borrower specified in Section 7.01(a)(vii) and Section 7.01(a)(viii) occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Agent and the Borrower or any Lender.

(d) In the event that the maturity of the Loans is accelerated pursuant to Section 7.01(c), 100% of the principal amount of the Loans will become due and payable plus accrued interest, if any, to the date of payment.

(e) Upon the occurrence and during the continuance of any Event of Default, the Agent may exercise any and all remedies provided under any of the Loan Documents or otherwise provided by law.

Section 7.02 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, subject to the prior written consent of the Agent, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note or Notes held by such Lender or any other Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or any Note or Notes held by such Lender or such other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 7.02 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each Lender may have.

ARTICLE VIII

AGENCY PROVISIONS

Section 8.01 Authorization and Action. Each Lender hereby (i) irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, (ii) directs the Agent to execute those Loan Documents to which it is a party, (iii) authorizes the Agent to become a party to the Collateral Agreement and each other Senior Secured Notes Security Document (as defined in the Collateral Agreement) and to become bound by the Intercreditor Agreement, in each case, on behalf of the Secured Parties and to act as the Other Pari Passu Lien Representative (as defined in the Collateral Agreement) for the Secured Parties and (iv) authorizes the Agent to appoint and authorize the Notes Collateral Agent as its collateral agent under the Collateral Agreement and each of the other Senior Secured Notes Security Documents (as defined in the Collateral Agreement) and any related agreements on the terms set forth therein. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender, regardless of the existence of a Default or Event of Default. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents to which it is a party. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Loans and the Notes), the Agent shall not be required to act or to refrain from acting except upon the instructions of the Required Lenders or, to the extent required under Section 9.01, all Lenders (and shall be fully protected in so acting or so refraining from acting), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent shall administer the Loan in the same manner that it would administer a comparable loan held 100% for its own account. The Agent may perform any of its duties under this Agreement and any other Loan Document by and through its agents (which shall include any third party sub-agent or mortgage servicer). In executing any other Loan Documents or exercising any other right or remedy thereunder or under applicable law, the Agent shall enjoy all the rights, protections, immunities and indemnities granted to it hereunder.

Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement, or any other Loan Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agent, it is understood that in all cases the Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document) in respect of such action. The Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Required Lenders to provide such instruction, advice or concurrence. This provision is intended solely for the benefit of the Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 8.02 Liability of Agent. (a) Neither the Agent nor any of its Affiliates or any of their respective directors, officers, agents, employees or advisors shall be liable for any action taken or omitted to be taken by it or them (i) at the direction of the Required Lenders (or such other percentage of Lenders as permitted or required hereunder) or (ii) in good faith under or in connection with this Agreement or any other Loan Document in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in reliance upon the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any terms, covenants, or conditions of this Agreement on the part of the Loan Parties (other than the payment of principal, interest and fees due hereunder), or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; (f) shall be deemed to have no knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender; (g) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by any telecommunication device capable of creating a written record (including electronic mail)) believed by it in good faith to be genuine and signed or sent by the proper party or parties and (h) the satisfaction of any condition set forth in ARTICLE III or elsewhere herein.

(b) The Agent shall in no event be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Section 8.03 Rights of Agent Individually. (a) The Person serving as the Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Agent and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.03 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any of the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the

Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement or any other Loan Document, (ii) the receipt by the Agent’s Group of information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) or (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 8.04 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. The Agent shall promptly provide the Lenders with copies of all notices of default and other formal notices sent or received by the Agent in accordance with Section 9.02, any written notice relating to changes in the Borrower’s debt ratings received by the Agent from the Borrower or a ratings agency, any documents received by the Agent pursuant to Section 5.08 (except to the extent that the Borrower has furnished the same directly to the Lenders) and any other documents or notices received by the Agent with respect to this Agreement and requested in writing by any Lender.

Section 8.05 Indemnification. The Lenders severally agree to indemnify and hold harmless the Agent, the Notes Collateral Agent and each Affiliate of the Agent and the Notes Collateral Agent, and each of their respective successors, assigns, directors, officers, employees, agents, controlling persons, members and advisors (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the proportion of their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever and regardless of whether such matter is initiated by a third party or by a Lender, the Borrower, any other Loan Party or any of their respective Affiliates) which may be imposed on, incurred by, or asserted against the Agent, the Notes Collateral Agent or any of Affiliates of the Agent or the Notes Collateral Agent, or any of their respective successors, assigns, directors, officers, employees, agents, controlling persons, members and advisors, in any way relating to or arising out of this Agreement and the other Loan Documents or any action taken or omitted by the Agent or the Notes Collateral Agent under this Agreement, the other Loan Documents; provided that no Lender shall be liable for any portion of any of the foregoing if determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Agent, the Notes Collateral Agent or such Affiliate, successor, assign, director, officer, employee, agent, controlling person, member or advisor. Without limitation of the foregoing, each Lender severally agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for such Lender’s Pro Rata Share of any reasonable and documented out-of-pocket expenses (including fees and reasonable fees disbursements and other charges of counsel) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, the other Loan Documents; provided, however, that no Lender shall be required to reimburse the Agent for any such expenses determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted primarily from the Agent’s gross negligence or willful misconduct. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any taxes, deductions or withholdings attributable to such Lender’s failure to comply with the provisions of Section 10.03 relating to the maintenance of a Participant Register and (iii) any taxes, deductions or withholdings excluded from the definition of “Taxes” attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph. This Section 8.05 shall survive termination of this Agreement and the resignation and removal of the Agent and the Notes Collateral Agent.

Section 8.06 Successor Agent. (a) The Agent may resign at any time by giving prior written notice thereof to the Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, subject to Section 8.06(b). If no successor Agent has been appointed pursuant to the immediately preceding sentence by the thirtieth (30th) day after the date such notice of resignation was given by the retiring Agent, such Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

(b) The appointment of any successor Agent that is not a Lender shall, as long as no Event of Default shall have occurred and be continuing, be subject to the prior written approval of the Borrower, which approval shall not be unreasonably withheld or delayed.

Section 8.07 Sharing of Payments, Etc. If any Lender shall obtain any payments (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in respect of any principal or interest on any of its Loans in excess of its Pro Rata

Share of payments on account of the Loans of all Lenders, such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each applicable Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 8.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 8.08 Withholding Tax Matters. (a) For purposes of this Section 8.08 and Section 9.04, the term “applicable law” shall be deemed to include FATCA.

(b) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subsections (c), (d) and (f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(c) Without limiting the generality of subsection (b) above, each Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(d) Without limiting the generality of subsection (b) above, each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner.

(e) Without limiting the generality of subsection (b) above, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law, and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

Section 8.09 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each Secured Party, for itself and behalf of each of its Affiliates that may hereafter become a Secured Party (without requirement of notice to or consent of any Secured Party) to take any action reasonably requested by the Borrower (including, without limitation, authorizing and instructing any sub-agent or collateral service provider to take such action) having the effect of releasing any Collateral or guarantee obligations of the Guarantors (i) to the extent necessary to permit consummation of any transaction permitted by this Agreement or that has been consented to in accordance with Section 9.01 or (ii) under the circumstances described in paragraph (b) below. In connection with any such request, the Borrower shall deliver, and the Agent may conclusively rely upon, an officer’s certificate of the Borrower stating that the conditions precedent to any such release have been satisfied and that the Agent is permitted to execute and deliver (or otherwise authorize) such release.

(b) At such time as the Loans and the other Obligations under the Loan Documents shall have been paid in full in cash, the Agent is hereby authorized to release guarantee obligations of the Guarantors. Any release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc.

(a) This Agreement, the other Loan Documents and any provision hereof or thereof may not be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan without the prior written consent of each Lender to which such Loan is owing, (ii) decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify any provision requiring pro rata treatment of the Lenders, the provisions of Section 8.07, Section 10.01 or the provisions of this Section or release all or substantially all of the value of the guarantees provide by the Guarantors or all or substantially all of the Collateral, without the prior written consent of each Lender, or (iv) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent (in its respective capacities as such) hereunder or under any other Loan Document without the prior written consent of the Agent.

(b) The Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

Section 9.02 Notices, Etc. (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified at its address for notices set forth on its signature page to this Agreement or in the case of any subsequent Lender, in its Administrative Questionnaire, or at such other address as shall be notified in writing (x) in the case of the Borrower and the Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Agent.

(b) All notices, demands, requests, consents and other communications described in Section 9.02(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(d) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 9.02(a); provided, however, that notices and communications to the Agent pursuant to ARTICLE II or ARTICLE VIII shall not be effective until received by the Agent.

(c) Notwithstanding Section 9.02(a) and Section 9.02(b) (unless the Agent requests that the provisions of Section 9.02(a) and Section 9.02(b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Agent to such electronic mail address (or similar means of electronic delivery) as the Agent may notify to the Borrower. Nothing in this Section 9.02(c) shall prejudice the right of the Agent or any Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(d) Each Lender and the Borrower agree that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on SyndTrak™, IntraLinks™ or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(e) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(f) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENT NOR ANY OF ITS AFFILIATES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(g) Each of the Lenders and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent’s generally-applicable document retention procedures and policies.

Section 9.03 No Waiver. No failure or delay on the part of any Lender or the Agent in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The making of a Loan notwithstanding the existence of a Default or Event of Default shall not constitute any waiver or acquiescence of such Default or Event of Default, and the making of any Loan notwithstanding any failure or inability to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence with respect to such conditions precedent with respect to any subsequent Loans. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

Section 9.04 Costs, Expenses, and Taxes. (a) The Borrower agrees to pay the Agent, the Arranger and the Lenders for all reasonable and documented out-of pocket costs (including, without limitation, reasonable fees, disbursements and other charges of counsel) in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, waiver and administration of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and activities related thereto. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursement and other charges of counsel) of the Agent and the Lenders in connection with the collection of the Obligations and enforcement or protection of its rights in connection with the Loan Documents, including during any workout or restructuring in respect of the Loan Documents.

(b) The Borrower shall pay any and all stamp, documentary, court, intangible, filing and similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees.

(c) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by any Loan Party or the Agent, then such Loan Party or the Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(d) The Borrower shall indemnify the Agent, and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to the Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) If any party hereto determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.04 (including by the payment of additional amounts pursuant to this Section 9.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) This Section 9.04 shall survive termination of this Agreement and the resignation and removal of the Agent.

Section 9.05 Integration. This Agreement (including the Borrower’s obligation to pay the fees as provided herein (including but not limited to Section 2.16) and in the Agent’s Fee Letter) and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

Section 9.06 Indemnity.

(a) The Borrower agrees to indemnify the Agent, the Notes Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document and any agreement or instrument contemplated by any of the foregoing, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or release of hazardous materials on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any violation of or liability under environmental, health or safety laws related in any way to the Borrower or its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee, or (y) a material breach by such Indemnitee of any funding obligation under this Agreement.

(b) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under Section 9.04 or Section 9.06(a), each Lender severally agrees to pay to the Agent such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(d) The provisions of this Section 9.06 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent. All amounts due under this Section 9.06 shall be payable on written demand therefor.

Section 9.07 CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic image shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 9.11 CONSENT TO JURISDICTION. (a) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT

(c) THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN SUCH ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT BY THE

MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OF COPIES OF SUCH PROCESS TO AN APPOINTED PROCESS AGENT OR THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 9.02. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED IN THIS SECTION 9.11 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.

Section 9.12 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL ACTION OR PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 9.13 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.14 No Fiduciary Duty. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Loan Parties acknowledge that the Agent, each Lender and their respective Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates.

Section 9.15 Confidentiality.

(a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, and any administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (x) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan

Documents or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (vi) with the consent of the Borrower or (vii) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that was available to the Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

(b) The Borrower hereby agrees, unless directed otherwise by the Agent or unless the electronic mail address referred in this Section 9.15(b) has not been provided by the Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents or to the Lenders under ARTICLE V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor or (ii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document (all such non-excluded communications being referred to herein collectively as “Non-Excluded Communications”), by transmitting the Non-Excluded Communications in an electronic/soft medium that is properly identified in a format acceptable to the Agent to an electronic mail address as directed by the Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Non-Excluded Communications to the Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Agent.

(c) The Borrower hereby acknowledges that (i) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials to the Approved Electronic Platform and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated as “Public Investor;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked

“PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Facilities. Notwithstanding anything in this Agreement to the contrary, the Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to Section 3.01(i), Section 5.08(a) and Section 5.08(b) are hereby deemed suitable for distribution, and shall be made available, to the Lender Parties as if the same had been marked “PUBLIC” in accordance with this Section 9.15.

(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Non-Excluded Communications that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

Section 9.16 USA Patriot Act Notification. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.17 Register. The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 9.18 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against all other parties hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that nothing contained in this Section 9.18 or otherwise shall limit the Borrower’s indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third-party claims with respect to which an Indemnitee is entitled to indemnification and/or reimbursement hereunder and the other Loan Documents.

Section 9.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 10.01 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder or under the other Loan Documents except in accordance with this ARTICLE X. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and Participants (to the extent provided in Section 10.03)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 10.02 Assignments. (a) Subject to the conditions set forth in Section 10.02(b), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that the written consents (which consents shall not be unreasonably withheld or delayed) of the Agent, and (unless an Event of Default has occurred and is continuing) the Borrower shall be required prior to an assignment becoming effective with respect to an assignee which, prior to such assignment, is not a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that consent of the Borrower shall be deemed to have been given if the Borrower has not responded within five (5) Business Days of a request for such consent.

(b) Assignments shall be subject to the following additional conditions:

(i) each assignment shall be in an integral multiple of $2,500,000 (provided that simultaneous assignments by two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met) or, if less, the entire remaining amount of such assigning Lender’s Commitments and Loans,

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(iii) the parties to each assignment shall (A) execute and deliver to the Agent an Assignment and Assumption (“Assignment and Assumption”) in substantially the form of Exhibit D hereto via an electronic settlement system acceptable to the Agent or (B) if previously agreed with the Agent, manually execute and deliver to the Agent an Assignment and Assumption, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Agent);

(iv) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire and all applicable tax forms; and

(v) no assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(c) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.02(b)(iii), if applicable, any written consent to such assignment required by Section 10.02(a) and any applicable tax forms, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

Section 10.03 Participations. Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) such Lender shall remain the holder of any applicable Note for all purposes under the Loan Documents, (d) all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold participating interests and (e) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) forgives principal, interest or fees (other than Agent’s fees) or reduces the interest rate (other than Agent’s fees) of such Lender, in each case with respect to Loans or other Obligations in which such Participant has an interest, (ii) increases or extends the Commitments in which such Participant has an interest, (iii) postpones the final maturity of the Facility or any date fixed for any regularly scheduled payment of principal of, or interest or fees (other than Agent’s fees) or (iv) releases all or substantially all of the value of the guarantees provided by the Guarantors or all or substantially all of the Collateral. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.04 Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Article shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Intercreditor Agreement. Each of the Lenders and the other Secured Parties (a) acknowledges that it has received a copy of the Intercreditor

Agreement, (b) consents to the terms of the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Agent to enter into the Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby) from time to time as Agent and on behalf of such Person, and by its acceptance of the benefits of the Security Documents, hereby acknowledges and agrees to be bound by such provisions. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement and the Loan Documents, the terms of the Intercreditor Agreement shall prevail.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

BEAZER HOMES USA, INC.

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

Address for Notices for all Loan Parties 1000 Abernathy Road Suite 260 Atlanta, Georgia 30328 Attention: President Tel: (770) 829-3700 Fax: (770) 481-0431

APRIL CORPORATION

BEAZER GENERAL SERVICES, INC.

BEAZER HOMES CORP.

BEAZER HOMES HOLDINGS CORP.

BEAZER HOMES INDIANA HOLDINGS CORP.

BEAZER HOMES SALES, INC.

BEAZER HOMES TEXAS HOLDINGS, INC.

BEAZER REALTY, INC.

BEAZER REALTY CORP.

BEAZER REALTY LOS ANGELES, INC.

BEAZER REALTY SACRAMENTO, INC.

BEAZER/SQUIRES REALTY, INC.

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

BEAZER MORTGAGE CORPORATION

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

ARDEN PARK VENTURES, LLC BEAZER CLARKSBURG, LLC BEAZER COMMERCIAL HOLDINGS, LLC BEAZER HOMES INVESTMENTS, LLC BEAZER HOMES MICHIGAN, LLC DOVE BARRINGTON DEVELOPMENT LLC ELYSIAN HEIGHTS POTOMIA, LLC

By:	BEAZER HOMES CORP., its Sole Member

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

BEAZER SPE, LLC

By:	BEAZER HOMES HOLDING, CORP., its Sole Member

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

BEAZER HOMES INDIANA LLP

By:	BEAZER HOMES INVESTMENTS, LLC, its Managing Partner

By:	BEAZER HOMES CORP., its Sole Member

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

[Signature Page to Credit Agreement]

BEAZER HOMES TEXAS, L.P.

By: BEAZER HOMES TEXAS HOLDINGS, INC., its General Partner

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

BEAZER REALTY SERVICES, LLC

By:	BEAZER HOMES INVESTMENTS LLC, its Sole Member

By:	BEAZER HOMES CORP., its Sole Member

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

[Signature Page to Credit Agreement]

BH BUILDING PRODUCTS, LP

By:	BH PROCUREMENT SERVICES, LLC, its General Partner

By:	BEAZER HOMES TEXAS, L.P., its Sole Member

By:	BEAZER HOMES TEXAS HOLDINGS, INC. its General Partner

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

BH PROCUREMENT SERVICES, LLC

By:	BEAZER HOMES TEXAS, L.P., its Sole Member

By:	BEAZER HOMES TEXAS HOLDINGS, INC., its General Partner

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

CLARKSBURG ARORA LLC

By:	BEAZER CLARKSBURG, LLC, its Sole Member

By:	BEAZER HOMES CORP., its Sole Member

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

[Signature Page to Credit Agreement]

CLARKSBURG SKYLARK, LLC

By:	CLARKSBURG ARORA LLC, its Sole Member

By:	BEAZER CLARKSBURG, LLC, its Sole Member

By:	BEAZER HOMES CORP., its Sole Member

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

BEAZER-INSPIRADA, LLC

By: BEAZER HOMES HOLDINGS CORP., its Manager and Sole Member

By:	/s/ Robert L. Salomon
Name:	Robert L. Salomon
Title:	Executive Vice President

[Signature Page to Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Agent

By:	/s/ Renee Kuhl
Name:	Renee Kuhl
Title:	Vice President

Address for Notices for Agent Wilmington Trust, National Association 50 South Sixth Street Suite 1290 Minneapolis, MN 55402 Attention: Renee Kuhl Tel: (612) 217-5635 Fax: (612) 217-5651

[Signature Page to Credit Agreement]

MCS CORPORATE LENDING LLC, as Lender

By:	/s/ George Mueller
Name:	George Mueller
Title:	Authorized Signatory

Address for Notices MCS Corporate Lending LLC 9 West 57th Street, Suite 4160 New York, NY 10019 Attention: John Knox Tel: (212) 659-2022 Fax: (212) 271-9943

[Signature Page to Credit Agreement]

Schedule I

Commitments

Lender	Commitment Amount	Percentage of Total Commitments
MCS Corporate Lending LLC	$140,000,000	100%

Total	$140,000,000	100%

Schedule II

Guarantors

1.	Beazer Homes Corp.

2.	Beazer/Squires Realty, Inc.

3.	Beazer Homes Sales, Inc.

4.	Beazer Realty Corp.

5.	Beazer Mortgage Corporation

6.	Beazer General Services, Inc.

7.	Beazer Homes Holdings Corp.

8.	Beazer Homes Texas Holdings, Inc.

9.	Beazer Homes Texas, L.P.

10.	April Corporation

11.	Beazer SPE, LLC

12.	Beazer Homes Investments, LLC

13.	Beazer Realty, Inc.

14.	Beazer Homes Indiana LLP

15.	Beazer Homes Indiana Holdings Corp.

16.	Beazer Realty Services, LLC

17.	Beazer Realty Los Angeles, Inc.

18.	Beazer Realty Sacramento, Inc.

19.	BH Building Products, LP

20.	BH Procurement Services, LLC

21.	Beazer Commercial Holdings, LLC

22.	Beazer Clarksburg, LLC

23.	Arden Park Ventures, LLC

24.	Beazer Homes Michigan, LLC

25.	Dove Barrington Development LLC

26.	Clarksburg Arora LLC

27.	Clarksburg Skylark, LLC

28.	Elysian Heights Potomia, LLC

29.	Beazer-Inspirada LLC

Schedule 3.01(9)

LOCAL COUNSEL

Colorado

Ireland Stapleton Pryor & Pascoe, PC

717 17th Street, Suite 2800

Denver, CO 80202

Florida

Holland & Knight LLP

200 South Orange Avenue

Suite 2600

Orlando, Florida 32801

Indiana

Barnes & Thornburg LLP

11 South Meridian Street

Indianapolis, Indiana 46204-3535

Maryland

Walsh, Colucci, Lubeley, & Walsh, P.C.

4310 Prince William Parkway, Suite 300

Prince William, VA 22192

New Jersey

Greenbaum, Rowe, Smith & Davis LLP

Metro Corporate Campus One

P.O. Box 5600

Woodbridge, New Jersey 07095-0988

Tennessee

Holland & Knight LLP

1180 West Peachtree Street

Atlanta, GA 30309

Virginia

Hunton & Williams LLP

Bank of America Plaza

600 Peachtree Street, N.E.

Atlanta, Georgia 30308-2216

Schedule 4.07

CLAIMS

Matters described in the following reports as filed by the Borrower with the Securities and Exchange Commission:

(1)	Report on Form 10-K for the fiscal year ended September 30, 2015, filed on November 11, 2015 (Part 1, Item 3, “Legal Proceedings”; Notes to Consolidated Financial Statements, Note (9), “Contingencies”)

(2)	Report on Form 10-Q for the fiscal quarter ended December 31, 2015, filed on February 4, 2016 (Part I, Item 1, Notes to Unaudited Condensed Consolidated Financial Statements, Note (8), “Contingencies”; Part II, Item 1, “Legal Proceedings”)

Schedule 4.10

SUBSIDIARIES OF BORROWER

Direct Wholly-Owned Subsidiaries
Subsidiary	State of Incorporation/Formation
Subsidiaries of Beazer Homes USA, Inc.

Beazer Homes Holdings Corp.	Delaware
Beazer Mortgage Corporation	Delaware
Security Title Insurance Company	Vermont
Beazer Homes Capital Trust I*	Delaware

Subsidiaries of Beazer Homes Holdings Corp.

April Corporation	Colorado
Beazer General Services, Inc.	Delaware
Beazer Homes Corp.	Tennessee
Beazer Homes Sales, Inc.	Delaware
Beazer Homes Texas Holdings, Inc.	Delaware
Beazer-Inspirada LLC	Delaware
Beazer Realty Los Angeles, Inc.	Delaware
Beazer Realty Sacramento, Inc	Delaware
Beazer SPE, LLC	Georgia

Subsidiaries of Beazer Homes Corp.

Arden Park Ventures, LLC	Florida
Beazer Clarksburg, LLC	Maryland
Beazer Commercial Holdings, LLC	Delaware
Beazer Homes Investments, LLC	Delaware
Beazer Homes Michigan, LLC	Delaware
Beazer Realty Corp.	Georgia
Beazer Realty, Inc.	New Jersey
Beazer/Squires Realty, Inc.	North Carolina
Dove Barrington Development LLC	Delaware
Elysian Heights Potomia, LLC	Virginia
Ridings Development LLC	Delaware

Subsidiaries of Beazer Homes Investments, LLC

Beazer Homes Indiana Holdings Corp.	Delaware
Beazer Realty Services, LLC	Delaware

Subsidiaries of Beazer Homes Texas, L.P.

BH Procurement Services, LLC	Delaware

Subsidiaries of Beazer General Services, Inc.

Beazer Rental, OpCo, LLC	Delaware

Subsidiaries of Beazer Clarksburg, LLC

Clarksburg Arora LLC	Maryland

Subsidiaries of Clarksburg Arora LLC

Clarksburg Skylark, LLC	Maryland

*	Beazer Homes Capital Trust I is a statutory trust that the Borrower is the beneficiary of but does not exercise control over.

Indirect Wholly-Owned Subsidiaries

Subsidiary	State of Incorporation/ Formation	% Ownership
Beazer Homes Indiana, LLP	Indiana	Beazer Homes Investments, LLC –98% Beazer Homes Indiana Holdings Corp. – 1% Beazer Homes Corp. – 1%

Beazer Homes Texas, L.P.	Delaware	Beazer Homes Texas Holdings, Inc. – 1% Beazer Homes Corp. – 99%

BH Building Products, LP	Delaware	Beazer Homes Texas, L.P. – 99% BH Procurement Services, LLC – 1%

United Home Insurance Company, A Risk Retention Group	Vermont	Beazer Homes Holdings Corp. – 26.50% Beazer Homes Texas Holdings, Inc. – 27.29% Beazer Homes Corp. – 46.22%

Schedule 4.14

ENVIRONMENTAL MATTERS

Matters described in the following reports as filed by the Borrower with the Securities and Exchange Commission:

(1)	Report on Form 10-K for the fiscal year ended September 30, 2015, filed on November 11, 2015 (Part 1, Item 3, “Legal Proceedings”; Notes to Consolidated Financial Statements, Note (9), “Contingencies”)

(2)	Report on Form 10-Q for the fiscal quarter ended December 31, 2015, filed on February 4, 2016 (Part I, Item 1, Notes to Unaudited Condensed Consolidated Financial Statements, Note (8), “Contingencies”; Part II, Item 1, “Legal Proceedings”)

Schedule 5.16

Post-Closing Matters

1.	No later than 120 days following the Closing Date:

(a)	the Agent shall have received evidence that counterparts of modifications to Mortgages previously recorded in favor of the Notes Collateral Agent have been submitted to the appropriate offices of First American Title Insurance Company for recordation in the appropriate offices in the appropriate jurisdictions where, after consultation with local counsel, the Agent determines that such modifications are reasonably required in order to ensure that the valid and perfected first priority Liens created by such Mortgages in favor of the Notes Collateral Agent secure the Obligations, in each case, subject only to Liens permitted under Section 6.01 of the Credit Agreement (provided that any Liens required by Section 6.01 of the Credit Agreement to be junior to the Liens securing the Facility are, in fact, junior to such Liens securing the Facility);

(b)	the Agent shall have received a letter of opinion addressed to the Agent and the Lenders from counsel to the Borrower with respect to the adequacy of the form of the modifications of the Mortgages described in the foregoing clause (a) and such other matters as reasonably requested by the Agent;

(c)	for each property encumbered by a mortgage for which a mortgage modification is required by item 1(a), the Agent shall have received a completed standard “life of loan” flood hazard determination form for each property encumbered by a Mortgage, and if the property is located in an area designated by the U.S. Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards, (i) a notification from the Borrower (“Borrower Notice”) and (if applicable) notification from the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 is not available because the applicable community does not participate in the NFIP, (ii) documentation evidencing the Agent’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (iii) if a Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Agent; and

(d)	prior to the first recording of any modifications referred to in clause (a) above, the Agent shall have received an amendment to or an amendment and restatement of that certain Services Agreement, dated as of May 10, 2013 by and among First American Professional Real Estate Services, Inc., the Notes Collateral Agent and the Borrower (the “Servicing Arrangement”) to reflect the transactions contemplated by the Credit Agreement (including, without limitation, the appointment of the Notes Collateral Agent with respect to Collateral matters as contemplated by Section 8.01 of the Credit Agreement).

2.	No later than 30 days following the Closing Date, the Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.05 of the Credit Agreement and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Notes Collateral Agent, for the benefit of the Secured Parties, as additional insured as its interests may appear.

Exhibit A

FORM OF GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of March 11, 2016 by and between the undersigned parties hereto (collectively, the “Guarantors”) and Wilmington Trust, National Association, as administrative agent (in such capacity, the “Agent”), in favor of the Agent, for the benefit of the Secured Parties under the Credit Agreement referred to below.

WITNESSETH:

WHEREAS, Beazer Homes USA, Inc., a Delaware corporation (the “Borrower”), the Agent and the lenders from time to time parties thereto (the “Lenders”) are parties to that certain Credit Agreement dated as of March 11, 2016 (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, it is a condition precedent to the execution of the Credit Agreement by the Agent and the Lenders that each of the Guarantors execute and deliver this Guaranty pursuant to which each of the Guarantors shall guarantee the payment when due, subject to Section 9, of all Guaranteed Obligations, as defined below; and

WHEREAS, in consideration of the financial and other support that the Borrower has provided, and in consideration of such financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Agent to enter into the Credit Agreement, and because each Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement, any Note and any other Loan Documents;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Defined Terms and Rules of Construction. (a) “Guaranteed Obligations” is defined in Section 3.

(b) Other capitalized terms used herein but not defined herein shall have the meaning set forth in the Credit Agreement.

(c) The rules of construction set forth in Section 1.03 of the Credit Agreement shall apply to this Guaranty and are hereby incorporated by reference as if set forth fully in this Guaranty.

SECTION 2. Representations and Warranties. Each of the Guarantors represents and warrants as of the date hereof that:

(a) It is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b) The execution, delivery and performance by it of this Guaranty have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and do not and will not (1) require any consent or approval of its stockholders, partners or members (as applicable) (except such consents as have been obtained as of the date hereof); (2) contravene its charter or bylaws, partnership agreement or articles or certificate of formation or operating agreement (as applicable); (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to it; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by it; and (6) cause it to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

(c) This Guaranty is its legal, valid, and binding obligation, enforceable against it, in accordance with its respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

SECTION 3. The Guaranty. Subject to Section 9, each of the Guarantors hereby, jointly and severally, absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter, at the time and in the manner and otherwise in accordance with the terms of the Credit Agreement) and performance of the Obligations, including without limitation any such Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 9, being referred to collectively as the “Guaranteed Obligations”). Upon failure by the Borrower to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay to the Agent for the benefit of the Secured Parties, the amount not so paid at the place and in the manner specified in the Credit Agreement, any Note or any other Loan Document, as the case may be. This Guaranty is a continuing guaranty of payment and not of collection. Each of the Guarantors waives any right to require the Agent or any Lender to sue the Borrower, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 4. Guaranty Unconditional. Subject to Section 9, the obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, amendment, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(ii) any modification or amendment of or supplement to the Credit Agreement, any Note, any other Loan Document or any Guaranteed Obligation;

(iii) any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under the Credit Agreement, any Note, any other Loan Document or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the Agent, the Notes Collateral Agent or any Lender or any Affiliate of the Agent, any Lender or the Notes Collateral Agent with respect to any collateral securing all or any part of the Guaranteed Obligations;

(iv) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(v) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Agent or any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(vi) any invalidity or unenforceability relating to or against the Borrower, or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Note, any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, or any other guarantor of the Guaranteed Obligations, of the Borrower of or interest on any Note or any other amount payable by the Borrower under the Credit Agreement, any Note or any other Loan Document;

(vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or any rights of the Agent or any Lender with respect thereto; or

(viii) any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of any Guarantor’s obligations hereunder.

SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments under the Credit Agreement shall have terminated or expired. If at any time any payment of the Borrower of or interest on any Note or any other amount payable by the Borrower or any other party under the Credit Agreement, any Note or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 6. Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of any of the Guaranteed Obligations, or any other Person. Except as may be prohibited by applicable law, each of the Guarantors also waives the benefits of any provision of law requiring that the Agent exhaust any right or remedy, or take any action, against the Borrower, any Guarantor, any other person and/or property, or otherwise.

SECTION 7. Subordination; Subrogation. Each of the Guarantors hereby subordinates to the Guaranteed Obligations all indebtedness or other liabilities of the Borrower or to any other Guarantor to such Guarantor. Each of the Guarantors hereby further agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full and all Commitments have terminated or expired.

SECTION 8. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Note or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Agent made at the request of the Required Lenders.

SECTION 9. Limitation on Obligations. (a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 9(a) with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.

(b) Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Agent hereunder. Nothing in this Section 9(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(c) In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 9(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 9(c) are for the benefit of both the Agent and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10. Bankruptcy, Etc. Until all Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments under the Credit Agreement shall have terminated or expired, no Guarantor shall, without the prior written consent of the Agent, commence or join with any other person in commencing any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute against the Borrower or any other Guarantor. To the fullest extent permitted by law, no obligations of any Guarantor hereunder shall be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute, voluntary or involuntary, involving the Borrower or any other Guarantor or by any defense which the Borrower or such other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will not prohibit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person from paying the Agent, or allowing the claim of the Agent in respect of, any interest, fees, costs, expenses or other Obligations accruing or arising after the date on which such case or proceeding is commenced.

SECTION 11. Notices. All notices, demands, requests, consents and other communications to any party hereunder shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic email), and addressed to the party to be notified (a) in the case of a Guarantor, in care of the Borrower at the Borrower’s address specified in Section 9.02(a) of the Credit Agreement and (b) in the case of the Agent, at its address specified in Section 9.02(a) of the Credit Agreement. All other notice provisions (and related defined terms) set forth in Section 9.02 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis.

SECTION 12. No Waivers. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Note or the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13. No Duty to Advise. Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Guarantors assumes and incurs under this Guaranty, and agrees that neither the Agent nor any Lender has any duty to advise any of the Guarantors of information known to it regarding those circumstances or risks.

SECTION 14. Successors and Assigns. This Guaranty is for the benefit of the Agent and the Lenders and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement, any Note or any other Loan

Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and permitted assigns.

SECTION 15. Changes in Writing. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Agent with the consent of the Required Lenders.

SECTION 16. Costs of Enforcement. Each of the Guarantors agrees to reimburse the Agent, the Arranger and the Lenders for any reasonable and documented out-of-pocket costs and expenses (including, without limitation, all court costs and attorneys’ fees) and expenses paid or incurred by the Agent and the Lenders in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Borrower, the Guarantors or any other guarantor of all or any part of the Guaranteed Obligations.

SECTION 17. APPLICABLE LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 18. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR THE OTHER LOAN DOCUMENTS AGAINST THE GUARANTORS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE OTHER LOAN DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 20. Severability of Provisions. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 21. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties to this Guaranty in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or other electronic image shall be effective as delivery of a manually executed counterpart of this Guaranty.

SECTION 22. Taxes, etc. All payments required to be made by any of the Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (excluding federal taxation of the overall income of any Lender), provided, however, that if any of the Guarantors is required by law to make such deduction or withholding, such Guarantor shall forthwith (i) pay to the Agent or any Lender, as applicable, such additional amount as results in the net amount received by the Agent or any Lender, as applicable, equaling the full amount which would have been received by the Agent or any Lender, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Agent or any Lender, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within thirty (30) days after such payment is made.

SECTION 23. Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to any Guarantor (any such notice being expressly waived by each Guarantor), with the prior written consent of the Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand under the Credit Agreement or such other Loan Document and although such obligations may be unmatured. Each Lender, as applicable, agrees promptly to notify the applicable Guarantor (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 23 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each Lender may have.

SECTION 24. Supplemental Guarantors. Pursuant to Section 5.13 of the Credit Agreement, additional Subsidiaries shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent a supplemental guaranty in the form of Exhibit A attached hereto (with blanks appropriately filled in), together with such additional supporting documentation required pursuant to Section 5.13 of the Credit Agreement.

SECTION 25. USA PATRIOT Act Notice. The Agent hereby notifies each Guarantor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow the Agent to identify such Guarantor in accordance with the USA PATRIOT Act.

SECTION 26. Collateral Agreement and Intercreditor Agreement. Each Guarantor hereby authorizes the Borrower to (i) designate the Obligations as Additional Second Priority Obligations (for purposes of and as defined in the Intercreditor Agreement) and (ii) designate the Obligations as Other Pari Passu Lien Obligations (for purposes of and as defined in the Collateral Agreement).

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Guaranty to be duly executed, under seal where necessary, by its authorized officer as of the day and year first above written.

BEAZER HOMES USA, INC., a Delaware corporation

By:
	Name:	Robert L. Salomon
	Title:	Executive Vice President

GUARANTORS:

APRIL CORPORATION

BEAZER GENERAL SERVICES, INC.

BEAZER HOMES CORP.

BEAZER HOMES HOLDINGS CORP.

BEAZER HOMES INDIANA HOLDINGS CORP.

BEAZER HOMES SALES, INC.

BEAZER HOMES TEXAS HOLDINGS, INC.

BEAZER REALTY, INC.

BEAZER REALTY CORP.

BEAZER REALTY LOS ANGELES, INC.

BEAZER REALTY SACRAMENTO, INC.

BEAZER/SQUIRES REALTY, INC.

By:
	Name:	Robert L. Salomon
	Title:	Executive Vice President

BEAZER MORTGAGE CORPORATION

By:
	Name:	Robert L. Salomon
	Title:	President and Chief Executive Officer

[Signature Page to Guaranty]

ARDEN PARK VENTURES, LLC BEAZER CLARKSBURG, LLC BEAZER COMMERCIAL HOLDINGS, LLC BEAZER HOMES INVESTMENTS, LLC BEAZER HOMES MICHIGAN, LLC DOVE BARRINGTON DEVELOPMENT LLC ELYSIAN HEIGHTS POTOMIA, LLC

By:	BEAZER HOMES CORP., its Sole Member

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

BEAZER SPE, LLC

By: BEAZER HOMES HOLDING, CORP., its Sole Member

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

BEAZER HOMES INDIANA LLP

By:	BEAZER HOMES INVESTMENTS, LLC, its Managing Partner

By:	BEAZER HOMES CORP., its Sole Member

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

[Signature Page to Guaranty]

BEAZER HOMES TEXAS, L.P.

By: BEAZER HOMES TEXAS HOLDINGS, INC., its General Partner

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

BEAZER REALTY SERVICES, LLC

By: BEAZER HOMES INVESTMENTS LLC, its Sole Member

By:	BEAZER HOMES CORP., its Sole Member

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

[Signature Page to Guaranty]

BH BUILDING PRODUCTS, LP

By: BH PROCUREMENT SERVICES, LLC, its General Partner

By:	BEAZER HOMES TEXAS, L.P., its Sole Member

By:	BEAZER HOMES TEXAS HOLDINGS, INC. its General Partner

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

BH PROCUREMENT SERVICES, LLC

By:	BEAZER HOMES TEXAS, L.P., its Sole Member

By:	BEAZER HOMES TEXAS HOLDINGS, INC., its General Partner

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

CLARKSBURG ARORA LLC

By:	BEAZER CLARKSBURG, LLC, its Sole Member

By:	BEAZER HOMES CORP., its Sole Member

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

[Signature Page to Guaranty]

CLARKSBURG SKYLARK, LLC

By:	CLARKSBURG ARORA LLC, its Sole Member

By:	BEAZER CLARKSBURG, LLC, its Sole Member

By:	BEAZER HOMES CORP., its Sole Member

By:

BEAZER-INSPIRADA LLC

By: BEAZER HOMES HOLDINGS CORP., its Manager and Sole Member

By:
Name:	Robert L. Salomon
Title:	Executive Vice President

[Signature Page to Guaranty]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Signature Page to Guaranty]

EXHIBIT A TO GUARANTY

SUPPLEMENTAL GUARANTY

[Date]

Wilmington Trust, National Association, as Agent for the Lenders

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Credit Agreement, dated as of March 11, 2016, among Beazer Homes USA, Inc., the lenders from time to time parties thereto (the “Lenders”) and Wilmington Trust, National Association, as administrative agent (the “Agent”) (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”) and (ii) that certain Guaranty, dated as of March 11, 2016, by and between the Guarantors parties thereto and the Agent, in favor of the Agent, for the benefit of the Secured Parties (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Guaranty”). Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.

In accordance with Section 5.13 of the Credit Agreement and Section 24 of the Guaranty, the undersigned, [GUARANTOR]                    , a [corporation/limited partnership/limited liability company] organized under the laws of                     , hereby elects to be a “Guarantor” for all purposes of the Credit Agreement and the Guaranty, respectively, effective from the date hereof.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto as a Guarantor.

This Supplemental Guaranty shall be construed in accordance with and governed by the internal laws of the State of New York (but otherwise without regard to the conflict of laws provisions, other than Section 5-1401 of the General Obligations Law of the State of New York).

IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the      day of     , 201  .

[GUARANTOR]

By:	(SEAL)
Name:
Title:

Exhibit B

FORM OF NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned, BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to                      (the “Lender”) at the office of Wilmington Trust, National Association, as Agent, located at [●] (or at such other office as Agent may from time to time designate in writing), for the account of the applicable Lending Office of the Lender, in lawful money of the United States and in immediately available funds, the principal amount of                      Dollars ($        ) or the aggregate unpaid principal amount of all Loans made to the Borrower by the Lender pursuant to the Credit Agreement and outstanding on the Termination Date, whichever is less, and to pay interest from the date of this Note, in like money, at said office for the account of the applicable Lending Office, at the time and at a rate per annum as provided in the Credit Agreement. The Lender is hereby authorized by the Borrower, but is not required, to endorse on the schedule attached to this Note held by it the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Lender for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Lender; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of March 11, 2016, between the Borrower, the Agent, the Lender and certain other lenders party thereto (which, as it may be amended, modified, restated, amended and restated, supplemented, renewed or extended from time to time, is herein called the “Credit Agreement”). Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

The Borrower hereby agrees to pay all reasonable costs and expenses (including reasonable attorney’s fees and expenses) paid or incurred by the holder of this Note in the collection of any principal or interest payable under this Note or the enforcement of this Note or any other Loan Documents.

This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law (other than Section 5-1401 of the General Obligations Law of the State of New York).

BEAZER HOMES USA, INC.

By:	(SEAL)
Name:
Title:

[Signature Page to Note]

SCHEDULE TO NOTE

Date Made or Paid	Type of Loan	Amount of Principal Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

Exhibit C

FORM OF CLOSING DATE CERTIFICATE

Date: March [    ], 2016

This Certificate is delivered pursuant to the Credit Agreement dated as of March 11, 2016 among Beazer Homes USA, Inc., Wilmington Trust, National Association, as Agent, and the Lenders party thereto (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement. This certification is delivered pursuant to Section 3.01(c) of the Credit Agreement.

The undersigned, in his capacity as Chief Financial Officer of the Borrower, and not in his individual capacity, hereby certifies as of the Closing Date as follows:

1. The representations and warranties contained in Article IV of the Credit Agreement are correct in all material respects on and as of the Closing Date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct in all material respects as of such earlier date, provided that in each case, any representation or warranty that is qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects.

2. At the time of and immediately after the Closing Date, no Default or Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as a Financial Officer of the Borrower, and not in the undersigned’s individual capacity, as of the date first written above.

By:
Name:
Title:	[ ] of Beazer Homes USA, Inc.

C-1

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

[1]	Select as applicable.

4.	Agent:	Wilmington Trust, National Association, as the Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of March 11, 2016 among Beazer Homes USA, Inc., the Lenders party thereto and Wilmington Trust, National Association, as Agent

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:             , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][3] Accepted:

Wilmington Trust, National Association, as Agent

By:
Name:
Title:

[Consented to:][4]

[BEAZER HOMES USA, INC.]

By:
Name:
Title:

[3]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

BEAZER HOMES USA, INC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.08(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 11, 2016 (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), among Beazer Homes USA, Inc., (the “Borrower”), Wilmington Trust, National Association, as administrative agent (the “Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 8.08(d)(iii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 201

E-1-1

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 11, 2016 (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), among Beazer Homes USA, Inc., (the “Borrower”), Wilmington Trust, National Association, as administrative agent (the “Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 8.08(d)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 201

E-2-1

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 11, 2016 (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), among Beazer Homes USA, Inc., (the “Borrower”), Wilmington Trust, National Association, as administrative agent (the “Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 8.08(d)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 201

E-3-1

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 11, 2016 (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), among Beazer Homes USA, Inc., (the “Borrower”), Wilmington Trust, National Association, as administrative agent (the “Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 8.08(d)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 201

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